    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 2006

REGISTRATION STATEMENT NO. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADERA MINES LIMITED
(Name of Small Business Issuer in Its Charter)

NEVADA	333-121764	98-0427221
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address and telephone number of principal executive
office and principal place of business)

J. STEWART ASBURY III
PRESIDENT
20710 LASSEN STREET
CHATSWORTH, CALIFORNIA 91311
(818) 341-9200
(Name, address and telephone number of Agent for Service)

COPY TO:

LISA KLEIN, ESQ.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.00001 per share	30,418,430		$0.50(1)	$15,209,215	$1,627
Common Stock, par value $0.00001 per share, to be issued upon exercise of warrants	1,103,000		$0.50(1) (2)	$551,500	$59

Total	31,521,430	$$	0.50	$15,760,715	$1,686

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask prices of the common stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on October 18, 2006.

(2) Calculated in accordance with Rule 457(g) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION
8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2006

PROSPECTUS
ADERA MINES LIMITED

31,521,430 shares of common stock

This prospectus covers the resale by selling stockholders named on page 12 of up to 31,521,430 shares of our common stock, which include:

•	27,750,000 shares of common stock issued to investors and service providers in conjunction with our August 2006 private placement and our purchase of CDC;

•	1,103,000 shares of common stock underlying warrants issued to investors and service providers in conjunction with our August 2006 private placement and our purchase of CDC; and

•	2,668,430 shares of common stock held by existing stockholders of Adera.

This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled "Description of Securities."

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See "Plan of Distribution."

Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol "AAML.OB." On September 29, 2006, the closing price of the shares was $0.80 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE "RISK FACTORS" BEGINNING AT PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________.

Special Note Regarding Forward-Looking Statements	1

Prospectus Summary	1

Risk Factors	4

Use of Proceeds	8

Selling Stockholders	8

Plan of Distribution	10

Legal Proceedings	11

Management	11

Security Ownership of Certain Beneficial Owners and Management	14

Description of Securities	15

Legal Matters	16

Experts	16

Available Information	16

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	17

Description of Business	17

Management's Discussion and Analysis of Financial Condition	22

Description of Property	28

Certain Relationships and Related Transactions	28

Market For Common Equity and Related Stockholder Matters	28

Executive Compensation	28

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	30

Financial Information	31

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business," contains forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our ability to stay abreast of technological developments;

•	our ability to successfully sell our products;

•	our ability to protect our proprietary intellectual property and trade secrets; and

•	our ability to raise additional capital when we need it.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Adera Mines Limited as "Adera" "our company," "we," "us" and "our."

Company Overview

Adera Mines Limited was incorporated in the State of Nevada on December 30, 2003 and until August 2006 was an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits (reserves) which are not in either the development or production stage. In August 2006, we purchased all of the outstanding shares of an operating data transfer business, Chatsworth Data Corporation (“CDC”).

Prior to August 2006, CDC was privately owned. It was acquired from Republic Corporation in 1971 by five Republic managers, four of whom managed the Company until the sale. CDC’s corporate headquarters are in Chatsworth, California, thirty miles northwest of downtown Los Angeles. Its primary business has been the development and manufacture of optical mark readers. Over one hundred thousand readers and one hundred ten thousand optic head assemblies have been sold worldwide by CDC. The optical mark readers have been traditionally sold into four vertical market sectors: education, gaming and lottery, health care, and vote tabulation. The corporation also manufactures impact recording devices and cable testers. CDC prides itself on customer service; its engineering and design staff is able to understand client’s technical problems and offer ready solutions to those problems. A customer hotline was installed over fifteen years ago to enable field problems to be handled quickly, efficiently and effectively. New products are designed and brought to market quickly in response to customer demand.

Adera Mines, Limited
Summary Financial Data

The following historical financial information should be read in conjunction with the section entitled "Managements Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere herein. The historical results are not necessarily indicative of results to be expected for any future periods.

	July 31,	January 31,
Balance Sheet Data	2006	2006
	(Unaudited)

Total assets	$1,126	$10,014
Current liabilities	6,915	4,288
Long term liabilities	-	-
Stockholders Equity (deficiency)	(5,789)	5,726

	Six Months	Six Months	Year
	Ended	Ended	Ended
	July 31,	July 31,	January 31,
Statements of Operations Data	2006	2005	2006
	(Unaudited)	(Unaudited)

Revenues	$-	$-	$-
Cost of sales	-	-	-

Selling general & administrative	15,115	16,908	49,779

Operating Loss	(15,115)	(16,908)	(49,779)

Net Loss	$(15,115)	$(16,908)	$(49,779)

Loss per Share – basic and diluted	-	-	(0.01)

Weighted Average Shares Outstanding	5,832,000	5,832,000	5,638,000

Adera Mines Limited and Chatsworth Data Corporation
Summary of Proforma Financial Data

The Company acquired Chatsworth Data Corporation on August 7, 2006. The acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (SFAS No. 141). The assets acquired and liabilities assumed will be recorded at their fair values at the date of the acquisition. The total purchase price is $7,046,531 including transaction costs. The following unaudited proforma statements reflect the combined data as if the Company had been consolidated as of January 31, 2006 and for the year ended January 31, 2006 and the six months ended July 31, 2006.

July 31,
Proforma Balance Sheet Data	2006
(Unaudited)

Total assets	$8,461,571
Current liabilities	2,870,108
Long term liabilities	1,000,000
Stockholders Equity	4,591,463

	Six Months	Year
	Ended	Ended
	July 31,	January 31,
Proforma Statements of Operations Data	2006	2006
	(Unaudited)	(Unaudited)

Revenues	$4,027,302	$5,561,583
Cost of sales	3,095,000	4,358,142
Gross profit	932,302	1,203,441

Selling general & administrative	481,979	1,172,588

Operating Income	450,323	30,853

Rental income	-	29,432
Gain on sale of building	-	2,934,331
Interest income	9,238	15,199
Interest expense	(42,710)	(85,420)
Other	-	366

Income before income taxes	416,851	2,924,761

Income taxes	166,032	1,164,932

Net income	$250,819	$1,759,829

Income per share – basic and diluted	0.01	0.06

Weighted average shares outstanding	31,250,000	31,250,000

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

The markets for our products are subject to continuing change that may impair our ability to successfully sell our products. The market’s for our products are volatile and subject to continuing change. We must continuously adjust our marketing strategy to address the changing state of the markets for our products, we may not be able to anticipate changes in the market and, as a result, our product strategies may be unsuccessful.

Our products may become obsolete if we are unable to stay abreast of technological developments. Our data capture industry is characterized by continuous technological development. If we are unable to stay abreast of such developments, our products may become obsolete. We lack the substantial research and development resources of some of our competitors. This may limit our ability to remain technologically competitive.

Our success is dependent on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment. Our success depends on the skills, experience and performance of key members of our management team. We are dependent on the continued services of J. Stewart Asbury III, our Chief Executive Officer, Clayton Woodrum, our Chief Financial Officer, and Sid L. Anderson, our Executive Director. We do have an employment agreement with Mr. Asbury and consulting agreements with Mr. Woodrum and Mr. Anderson. We do not have long-term employment agreements with other members of our senior management team. Each of those individuals without long-term employment agreements may voluntarily terminate his employment with the Company at any time upon short notice. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. Although we intend to issue stock options or other equity-based compensation to attract and retain employees, such incentives may not be sufficient to attract and retain key personnel.

Our success is also dependent on our ability to attract and retain technical personnel, sales and marketing personnel and other skilled management. Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical personnel, sales and marketing personnel and skilled management could adversely affect our business. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

We experience seasonal and quarterly fluctuations in demand for our products. Our quarterly results may fluctuate quarter to quarter as a result of market acceptance of our products, the mix, pricing and presentation of the products offered and sold, the hiring and training of additional personnel, the timing of inventory write downs, the cost of materials, the incurrence of other operating costs and factors beyond our control, such as general economic conditions and actions of competitors. Accordingly, the results of operations in any quarter will not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarter.

Our business is dependent upon proprietary intellectual property rights. We have employed proprietary information to design our products. We seek to protect our intellectual property rights through confidentiality agreements and inventions agreements. However, no assurance can be given that such measures will be sufficient to protect our intellectual property rights. If we cannot protect our rights, we may lose our competitive advantage. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products.

We have no committed source of additional capital. For the foreseeable future, we intend to fund our operations and capital expenditures from operations and our cash on hand. In addition, we are exploring the possibility of a bank line of credit to satisfy our capital needs. If our capital resources are insufficient, we may need additional funds to continue our operations, by pursuing business opportunities (such as expansion, acquisitions of complementary businesses or the development of new products or services), in order to react to unforeseen difficulties or to respond to competitive pressures. We cannot assure you that at such time as we need funds that alternative financing arrangements will be available in amounts or on terms acceptable to us, if at all. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our current products, license new products or enhance our products and services, take advantage of business opportunities, or respond to competitive pressures, any of which could have a material adverse effect on our business and the value of our common stock. If we choose to raise additional funds through the issuance of equity securities, this may cause significant dilution of our common stock, and holders of the additional equity securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. In addition, our August 2006 placement provides for significant anti-dilution adjustments if we issue additional equity securities before August 7, 2007 at a price less than the price of securities issued to such private investors.

Our business could be harmed if we fail to maintain proper inventory levels. We manufacturer our products prior to the time we receive customers’ orders. We do this to minimize purchasing costs, the time necessary to fill customer orders and the risk of non-delivery. However, we may be unable to sell the products we have manufactured in advance. Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image and have a material adverse effect on our operating results and financial condition. Conversely, if we underestimate demand for our products or if we fail to produce the quality products that we require at the time we need them, we may experience inventory shortages. Inventory shortages might delay shipments to customers, negatively impact distributor relationships, and diminish brand loyalty.

We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed. Our industry is highly competitive with numerous companies, most of whom are well-established manufacturers. A number of our competitors have significantly greater financial, technological, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to compete more effectively on the basis of price and production and more quickly develop new products and technologies. In addition, new companies may enter the markets in which we compete, further increasing competition. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products, which would adversely impact the trading price of our common shares.

We may not be able to effectively manage our growth. We intend to grow our business by expanding our technology, sales, administrative and marketing organizations. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

o	expand our systems effectively or efficiently or in a timely manner;
o	allocate our human resources optimally;
o	meet our capital needs;
o	identify and hire qualified employees or retain valued employees; or
o	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

If our competitors misappropriate our proprietary know-how and trade secrets, it could have a material adverse affect on our business. We depend heavily on the expertise of our production team. If any of our competitors copies or otherwise gains access to similar products independently, we might not be able to compete as effectively. The measures we take to protect our designs may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse affect on our business.

If our facilities were to experience catastrophic loss, our operations would be seriously harmed. Our facilities could be subject to a catastrophic loss from fire, flood, earthquake or terrorist activity. All of our research and development activities, manufacturing, our corporate headquarters and other critical business operations are located near major earthquake faults in Chatsworth, California, an area with a history of seismic events. Any such loss at this facility could disrupt our operations, delay production and revenue and result in large expenses to repair or replace the facility. While we have obtained insurance to cover most potential losses, we cannot assure you that our existing insurance coverage will be adequate against all other possible losses.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock. We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business. We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, must incur additional expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. We have not evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as Section 404. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of December 2007. Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

MARKET RISKS

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. Prior to our acquisition of CDC, our predecessor had no trading volume on the OTC Bulletin Board. Through this acquisition, CDC has essentially become public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we will be required to undertake efforts to develop market recognition for us and support for our shares of common stock in the public market. The price and volume for our common stock that will develop cannot be assured.

The number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks, months, or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares. As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float and lack of history as a public company which could lead to wide fluctuations in our share price. The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock may be sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Many of these factors will be beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

o	quarterly variations in our revenues and operating expenses;
o	announcements of new products or services by us;
o	fluctuations in interest rates;
o	significant sales of our common stock, including “short” sales;
o	the operating and stock price performance of other companies that investors may deem comparable to us; and
o	news reports relating to trends in our markets or general economic conditions.

The stock market, in general, and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director. Our articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our articles of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends. We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

A single investor owns 37.1% of our outstanding common stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Approximately 37.1% of our outstanding shares of common stock is owned and controlled by a single stockholder without consideration of the 5,800,000 warrants it holds, exercisable at $.30 per share which are not being registered and cannot be exercised due to contractual limitations. Such concentrated control of the Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. Accordingly, if all of our officers and directors exercise outstanding option this stockholder together with our directors and executive officers could have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire shares, you may have no effective voice in the management of the Company.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders identified in this prospectus. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $301,030 in proceeds upon the exercise of warrants held by the selling shareholders. Any proceeds we receive upon the exercise of warrants will be used for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except for: Sidney L. Anderson, William H. Moothart, J. Stewart Asbury III and Clayton Woodrum who are executive officers or directors and Richardson & Patel, LLP who is our legal counsel. We will not receive any proceeds from the sales of stock by the selling stockholders. However, we may receive up to $301,030 in proceeds upon the exercise of warrants held by the selling stockholders.

The following table also provides certain information with respect to the selling stockholders' ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

The selling stockholders may transfer, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.

Name of Selling Security Holders	Common Shares Owned Before Offering	Number of Shares Being Offered	Common Shares Owned After Offering	Percentage Owned After Offering
Sidney L. Anderson (1)	5,000,000	3,000,000	2,000,000	6%
Caramat Limited (2)	3,000,000	2,000,000	1,000,000	3.1%
Nite Capital (3)	1,800,000	1,200,000	600,000	1.8%
Clayton E. Woodrum (4)	680,000	120,000	560,000	1.7%
Ashcrete Research & Development, LLC (5)	1,800,000	1,200,000	600,000	1.8%
Iroquois Master Fund (6)	1,200,000	800,000	400,000	1.2%
Vision Opportunity Master Fund, Ltd. (7)	17,400,000	11,600,000	5,800,000	16%
McCorkell Investment Company LLC (8)	1,500,000	1,000,000	500,000	1.5%
J. Stewart Asbury III (9)	150,000	100,000	50,000	*
Murdock Capital Partners (10a)	600,000	400,000	200,000	*
Murdock Opportunity Fund (10b)	300,000	200,000	100,000	*
John H. Kunath (11)	210,000	140,000	70,000	*
Vintage Filings LLC (12)	150,000	180,000	50,000	*
MPFV, Inc. (13)	360,000	240,000	120,000	*
FHFV, Inc (13)	90,000	60,000	30,000	*
David Charles Young (9)	150,000	100,000	50,000	*
Sound Capital (14)	360,000	240,000	120,000	*
Whalehaven Capital Fund Limited (15)	3,000,000	2,000,000	1,000,000	3.1%
Steven Lefkowitz (16)	600,000	400,000	200,000	*
Ginger Juhl (9)	150,000	100,000	50,000	*

Cypress Advisors (17)	1,500,000	1,500,000		*
Quebec, Inc. (18)	175,000	175,000	—	*
Canada, Inc. (19)	10,000	10,000	—	*
Jean-Guy Lambert	50,000	50,000	—	*
Gaetan Morin	50,000	50,000	—	*
Pacific Crown Assets International (20)	657,000	657,000	—	*
Marie-France Giguere	50,000	50,000	—	*
Asher Gates (21)	557,000	557,000	—	*
Steve Bourbonnais (22)	300,000	300,000	—	*
Francis Mailhot (23)	984,430	984,430	—	*
Les Services Financiers (23)	275,000	275,000	—	*
Euro Catalysts Capital Markets Inc. (23)	500,000	500,000	—	*
Ekanterini-Kathy Ginos	10,000	10,000	—	*
Bill Kontaratos	20,000	20,000	—	*
Panagiota Kavadis	10,000	10,000	—	*
Domenic Giammarella	10,000	10,000	—	*
Costa Thomas	10,000	10,000	—	*
William H. Moothart (24)	206,923	76,923	130,000	*
Carl G. Bohman	70,513	70,513	—	*
Frank J. Lefkowitz and Linda K. Lefkowitz Trustees UTA dated July 2, 1990	70,513	70,513	—	*
Hannes G. Boehm	16,026	16,026	—	*
Steven Boehm, Trustee The Boehm Grandchildren’s Trust Under Marcia Reed Boehm Revocable Trust Established December 21, 1987	3,205	3,205	—	*
Melinda Williams, Trustee The Williams Grandchildren’s Trust Under Marcia Reed Boehm Revocable Trust Established December 21, 1987	6,410	6,410	—	*
Judith Day Boehm Yorke, Trustee The Yorke Grandchildren’s Trust Under Marcia Reed Boehm Revocable Trust Established December 21, 1987	6,410	6,410	—	*
William Walker, Jr.	300,000	300,000		*
Robert S. Anselmo	200,000	200,000		*
Raymond T. Bennett	200,000	200,000		*
Richardson & Patel(25)	403,000	403,000		*
Total	45,151,430	31,521,430	—
(1) Includes 2,000,000 options excercisable at $0.30 per share which are not being offered for sale.
(2) The natural person with voting and investment decision for the selling stockholder is Robert Nihon. Includes 1,000,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(3) Keith Goodman, Manager and Partner of Nite Capital, has voting power and investment control over the securities held by Nite Capital. Mr. Goodman disclaims beneficial ownership of these securities. Includes 600,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(4) Includes 120,000 shares of underlying options exercisable at $0.30 per share; a warrant to purchase 60,000 shares at $0.30 per share which are not being offered for sale; and an option to purchase 500,000 shares underlying options at $0.30 per share which are not being offered for sale.
(5) The natural person with voting and investment decision power for the selling stockholder is Thomas Scriminger. Includes 600,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(6) The natural person with voting and investment decision power for the selling stockholder is Joshua Silverman. Includes 400,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(7) Includes 5,800,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(8) The natural person with voting and investment decision power for the selling stockholder is Don McCorkell. Includes 500,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(9) Includes 50,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(10a) Includes 200,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(10b) Includes 100,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(11) Includes 70,000 shares of underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(12) The natural person with voting and investment decision power for the selling stockholder is Seth Farbman, President of Vintage Filings. Includes 50,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(13) The natural person with voting and investment decision power for the selling stockholders is Andrew Feldschreiber. The total for MPFV, LLC includes 120,000 shares underlying warrants exercisable at $0.30 per share and the total for FHVF includes 30,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(14) The natural person with voting and investment decision power for the selling stockholder is Richard Chancis. Includes 120,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(15) The natural person with voting and investment decision power for the selling stockholder is Evan Schemenauer. Includes 1,000,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(16) Includes 200,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(17) The natural person with voting and investment decision power for the selling stockholder is Scott Koch.
(18) The natural person with voting and investment decision power for the selling stockholder is Marie-France Giguere.
(19) The natural person with voting and investment decision power for the selling stockholder is Nathalie Morisette.
(20) The natural person with voting and investment decision power for the selling stockholder is Andre de Ladurantaye.
(21) The natural person with voting and investment decision power for the selling stockholder is Frederic Coulon.
(22) Includes ---100,000 shares underlying warrants exercisable at $0.30 per share.
(23) 500,000 shares held by Euro Catalysts Capital Markets Inc; 275,000 shares held by Les Services Financiers. Includes 400,000 shares underlying warrants issued to Euro Catalysts Capital Markets Inc exercisable at $0.30 per share and 500,000 shares underlying warrants issued to Francis Mailhot exercisable at $0.30 per share. The natural person with voting and investment decision power for the selling stockholder is Francis Mailhot.
(24) Includes 130,000 shares underlying options exercisable at $0.65 per share which are not being offered for sale.
(25) Includes a warrant for 103,000 shares, exercisable at $0.01 per share.
* Indicates less than 1%

PLAN OF DISTRIBUTION

We are registering 31,521,430 shares of our common stock for resale by the selling stockholders identified in the section above entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the selling stockholders. The common stock may be sold from time to time to purchasers:

•	through the OTC Bulletin Board at prevailing market prices; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Neither the selling stockholders nor Adera can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling stockholders or the purchasers of the common stock. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The selling stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders. We have agreed to indemnify some of the selling stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed with certain selling stockholders to keep this prospectus effective until the earlier of (i) the date that all shares covered by this prospectus have been sold, or (ii) the date that all shares covered by this prospectus may be sold without volume restrictions pursuant to Rule 144(k) as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected selling stockholders.

Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

We are not a party to any material legal proceeding, nor to the knowledge of management, are any legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the normal course of business.

MANAGEMENT

CHANGE OF CONTROL

In connection with the Purchase, effective August 7, 2006, Slavko Bebek resigned as Chief Executive Officer and Chief Financial Officer but remained a Director of the Company subject to a resignation to take effect on the tenth day following the mailing of the 14f1 to shareholders of Registrant, and Maryna Bilynska resigned as Secretary and Director. On August 7, 2006, the Mr. Bebek as sole director appointed J. Stewart Asbury III as Chief Executive Officer, Clayton E. Woodrum as Chief Financial Officer and appointed Sidney L. Anderson to serve as Chairman of the Board of Directors.

The existing board of directors had the authority to appoint new directors of the Company, subject to Section 14f1 of the Securities Act of 1934 which requires that if a change in control of the board occurs, such change of control was not effective until 10 days after mailing a written notice of such change in control to all shareholders. The Company mailed such notice on September 1, 2006 and the new directors were seated on September 11, 2006. The new directors are William H. Moothart, Gregory A. Nihon, Iain Drummond and Kerry Stirton.

The following tables summarize the Company's current executive officers and directors:

Name	Age	Position
Sidney L. Anderson	59	Chairman of the Board and Executive Director
William H. Moothart	71	Director
Gregory A. Nihon	30	Director
Kerry Stirton	42	Director
J. Stewart Asbury III	58	Chief Executive Officer
Clayton Woodrum	66	Chief Financial Officer
Iain Drummond	36	Director

BUSINESS EXPERIENCE

Sidney L. Anderson. Mr. Anderson was appointed Chairman of our Board of Directors upon closing of the CDC Purchase (August 7, 2006). Mr. Anderson began his professional career with Peat, Marwick, Mitchell & Co., (currently KPMG) in Tulsa, OK where he was employed for over five years in the firm’s tax department leaving in December 1977 as a Tax Manager. After leaving public accounting, Mr. Anderson practiced law for five years and was a Partner with the law firm of Pray, Walker, Jackman, Williamson & Marlar in Tulsa, Oklahoma. In 1981, Mr. Anderson founded Pan Western Energy Corporation, a small publicly traded oil and gas exploration and production company, where he served as the company’s President and Chief Executive Officer and Chairman of its Board of Directors for nineteen years until the company was sold October 1, 2000. Since that time, Mr. Anderson has consulted with a number of companies on financial and business matters. Mr. Anderson received his undergraduate degree in Business Administration from the University of Oklahoma in 1969 and his Juris Doctorate degree from the University of Oklahoma in 1972. He was admitted to practice law in Oklahoma in 1972 and received his Certified Public Accountant certificate in 1975. Mr. Anderson has served on the board of numerous civic and academic organizations as well as public trust authorities including the board of trustees of Oklahoma State University - Tulsa and the University of Tulsa, College of Business Administration Executive Advisory Board. Mr. Anderson has also served as a trustee of the Tulsa Industrial Authority and the University Center at Tulsa Trust Authority. Mr. Anderson currently serves on the Economic Development Commission for the City of Tulsa. In addition, Mr. Anderson served in the United States Army Reserve (Captain) from 1971 through 1986 and is a member of the National Eagle Scout Association.

William H. Moothart. Mr. Moothart began service to the Company on September 11, 2006, but has been Chairman, President, Treasurer and principal shareholder of our operating subsidiary, CDC since its inception in 1971 until our purchase of CDC in August 2006. Prior to that time, Mr. Moothart was Director of Engineering for Whittaker Corporation from 1967 to 1971, Director of Litton Data Systems Division from 1962 to 1967, and a First Lieutenant in the United States Air Force assigned to the Air Research & Development Command. Mr. Moothart received his Bachelor of Science Mechanical Engineering degree from Loyola University in 1956 and did graduate work in Electrical Engineering at both Ohio State University and UCLA.

Gregory A Nihon. Mr. Nihon was appointed to our Board as of the closing of the CDC Purchase and the appointment was effective on September 11, 2006. Mr. Nihon began his professional career with Banc of America Securities in New York where he was employed in the firm's Corporate and Investment Banking Division. Mr. Nihon later joined Morgan Stanley's London office, where he worked on pan-European investment banking and private equity transactions in the real estate sector. His transaction and product experience includes public equity, private equity fund placements, high yield, securitization, convertible debt offerings, M&A, and principal investments. Mr. Nihon later left the financial services industry to work as director of business development for NYSE-traded Lionsgate Entertainment, an independent film studio based in Santa Monica, CA. At Lionsgate, Mr. Nihon handled an array of capital markets and financial reporting and controls responsibilities; he also ran "greenlight" models for individual film investments and sourced third-party production finance. In 2005, Mr. Nihon joined Nihon Global Partners, a family-office style investment firm and merchant bank, where he serves as a Managing Director. Mr. Nihon received his Bachelor of Arts degree from Columbia University and his Masters in Business Administration degree from Harvard Business School.

Kerry Stirton. Mr. Stirton was appointed to our Board as of the closing of the CDC Purchase and the appointment was effective on September 11, 2006. Mr. Stirton is currently Managing Director of Stellation Asset Management, a public equity investment management firm with a global fund of fund product. Kerry Stirton has been in the investment management sector for nearly ten years; including extensive hedge fund and direct investment experience. Most recently he was with Goldman Sachs, in the Global Equities Proprietary Trading Group. This experience provided a unique vantage point from which to observe the dynamics of different trading strategies across a wide set of styles and asset classes. His particular trading group used a combined global macro and fundamental equity research approach. Prior to Goldman, he was the Senior Research Analyst for the U.S. Multi-Industry Sector at Sanford C. Bernstein, the research subsidiary of Alliance Capital. His company research covered the most industry sectors of the analysts at Bernstein, and was ranked #1 by the Greenwich Survey of Institutional Investors. With over 100 hedge fund clients around the world, and more than 300 institutional investor clients, Mr. Stirton worked closely with a substantial array of different trading and investment styles. Again, the opportunity to assess various investment approaches, and to ascertain the psychological bents of various forms of investor at different points in a sector’s investment cycle, remains a valuable backdrop to his fund of fund responsibilities. Mr. Stirton’s earlier direct investment experience includes energy commodity trading at Louis Dreyfus Energy and US equity investing with CT Investment Management, where he ran a $300 million US trust portfolio and was investment analyst for the $1.6 billion US Equity portfolio - a top performer across the US mutual fund industry. Prior to his investment career, Mr. Stirton was a corporate strategy and valuation consultant, including 5 years at McKinsey & Co., where he worked in the manufacturing and investment management sectors. He earned law degrees from Harvard Law School and Oxford University, and holds a degree in Politics and Economics from the University of Toronto. Mr. Stirton was a Teaching Fellow at Harvard College, and a Rhodes Scholar.

J. Stewart Asbury III. Mr. Asbury was appointed as our Chief Executive Officer on August 7, 2006. Mr. Asbury began his professional career with Arthur Andersen and company in Atlanta, Georgia. While with Arthur Andersen, Mr. Asbury was a Senior Consultant in the firm’s consulting division which is now Accenture. His responsibilities primarily consisted of designing and implementing management and process systems. In 1980, Mr. Asbury joined Byers Engineering in Atlanta, Georgia where he was employed as Division Manager and was responsible for the creation of Byers’ Geographical Information Systems products and markets. During his tenure as Division Manager, the division grew from $900,000 in annual revenues to $18.0 million in annual revenues and employed over 500 people. In 1990, Mr. Asbury became Vice President of Byers Engineering and was responsible for the implementation of the company’s Seibel sales tracking and management system. In 1998, Mr. Asbury became Senior Vice President of SpatialAge Solutions, a division of Byers Engineering focused on the GIS software products business. In 2001, he became President of SpatialAge Solutions and served in that capacity until 2005. Mr. Asbury received his BA in Psychology from the University of Georgia in 1969 and his MBA in Management Policy and Systems from the University of Georgia in 1978. He has served on the Board of Directors of the Geospatial Information and Technology Association and is a former President of that organization. From 1970 through 1974, Mr. Asbury served in the United States Air Force.

Clayton E. Woodrum. Mr. Woodrum was appointed Chief Financial Officer on August 7, 2006. After graduating from Kansas State University, Pittsburg, Kansas, with a BSBA in Accounting, Mr. Woodrum began his professional career with Peat, Marwick, Mitchell & Co. (now KPMG) in the firm’s Tulsa, Oklahoma office where he was employed from 1965 to 1975 in the tax department. During his tenure at Peat Marwick, Mr. Woodrum became a partner and was Partner-in-Charge of the Tulsa Tax Department from 1973 through 1975. In 1975, Mr. Woodrum joined BancOklahoma Corporation and Bank of Oklahoma as Chief Financial Officer where he served in that capacity until 1980. In 1980, Mr. Woodrum returned to Peat Marwick Mitchell & Co. as Partner-in-Charge of the Tulsa Tax Department and the firm’s Financial Institutions Tax Practice. In 1984, Mr. Woodrum became senior partner in the Tulsa, Oklahoma based accounting firm of Woodrum, Kemendo, Tate & Cuite, PLLC. Mr. Woodrum also has financial interests in Computer Data Litigation Services, LLC, which provides litigation support related to the analysis of electronically stored data, and, First Capital Management, LLC, which is a Registered Investment Advisor and provides investment advice to clients. In addition to his Certified Public Accountant’s license, Mr. Woodrum is also a Certified Valuation Analyst and Investment Advisor Representative. Mr. Woodrum has served on numerous boards and trust authorities including the Tulsa Industrial Authority, University Center at Tulsa Foundation and the Hillcrest Medical Center Foundation. Mr. Woodrum is currently a director of Arena Resources, Inc.  ARD is listed on the New York Stock Exchange.  Mr. Woodrum is Chairman of the Audit Committee and Compensation Committee of ARD.

Iain Drummond. Mr. Drummond was appointed to our Board as of the closing of the CDC Purchase and the appointment was effective on September 11, 2006. Iain Drummond began his professional career as an optical engineer with privately-held Oriel Instruments in Stratford, Connecticut developing laboratory instrumentation and subsystems for biotech and semiconductor equipment manufacturers. During Mr. Drummond’s tenure with Oriel he worked in many facets of the business including research, design, engineering project management, manufacturing, product marketing, and promotions. Following ThermoElectron Corp’s acquisition of Oriel, he helped redefine the company’s product and go-to-market strategy. Mr. Drummond later worked in strategic marketing and business development for Intel’s Internet Management and Appliances Division and a venture funded telecommunications start-up, Novera Optics of San Jose, CA. In 2002, Mr. Drummond joined publicly-traded Harmonic Inc., a leading provider of digital video, broadband optical networking, and IP delivery systems to cable, satellite, telecom and broadcast network operators. His experience includes product strategy and roadmap definition, competitive analysis and financial benchmarking, evaluation of partners and M&A candidates, as well as division and corporate strategy. He most recently served as Interim President of Harmonic’s Broadband Access Networks division. Mr. Drummond received his Bachelor of Science degree from the Institute of Optics at the University of Rochester, his Masters degree in Applied Physics from Yale University, and his MBA from the University of Chicago Graduate School of Business.

DIRECTOR COMPENSATION

During the year ended December 31, 2005, the directors of Registrant did not receive any compensation for services as directors. The directors of CDC did not receive any separate compensation for their duties as directors during the year ended December 31, 2005.

On September 14, 2006, our Board approved a compensation plan for each non-employee director of the Board of Directors. Each non-employee director shall be granted options to acquire 250,000 shares of common stock upon joining the Board; 130,000 options vest upon joining the Board, the balance of 120,000 shares vest in eight equal quarterly installments over a two year period. The exercise price is 85% of the closing bid price of common stock on the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the outstanding shares of Company’s capital stock as of September 15, 2006 by each person known by Registrant who will beneficially own five percent (5%) or more of the outstanding shares, officers and directors and aforementioned officers and directors as a group.

Title of Class	Name and Address Of Beneficial Owners (1)	Amount and Nature Of Beneficial Ownership	Percent Of Class (2)
Common Stock	Sidney L. Anderson (3)	5,000,000	15%
Common Stock	William H. Moothart (4)	206,923	1%
Common Stock	Gregory A. Nihon (4)	130,000	*
Common Stock	Kerry Stirton (4)	130,000	*
Common Stock	J. Stewart Asbury III (7)	150,000	*
Common Stock	Clayton E. Woodrum (5)	680,000	2.1%
Common Stock	Iain Drummond (4)	130,000	*
Common Stock	Francis Mailhot (6)	1,759,430	5.5%
Common Stock	Caramat Ltd. (8)	3,000,000	9.3%
Common Stock	Vision Opportunity Master Fund Ltd. (9)	11,600,000	37%
Common Stock	Ashcrete Research & Development, LLC (10)	1,800,000	5.7%
Common Stock	Nite Capital (10)	1,800,000	5.7%
	All officers and directors (11)	6,426,923	18.7%

(1)
Unless otherwise noted, the address for each of the named beneficial owners is: 20710 Lassen Street, Chatsworth, CA 91311. Unless otherwise indicated, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act and generally includes voting and/or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty days of September 15, 2006 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership set forth in the above table, unless otherwise indicated.

(2)	The calculations of percentage of beneficial ownership are based on 31,250,000 shares of common stock outstanding as of September 15, 2006.

(3)	Includes 2,000,000 shares underlying options exercisable at $0.30 per share.

(4)	Includes 130,000 shares underlying options exercisable at $0.65 per share.

(5)	Includes 500,000 shares underlying options exercisable at $0.30 per share; and a warrant to purchase 60,000 shares at $0.30 per share.

(6)
500,000 shares held by Euro Catalysts Capital Markets Inc; 275,000 shares held by Les Services Financiers. Includes 400,000 shares underlying warrants issued to Euro Catalysts Capital Markets Inc exercisable at $0.30 per share and 500,000 shares underlying warrants issued to Francis Mailhot exercisable at $0.30 per share.

(7)	Includes 50,000 shares underlying warrants exercisable at $0.30 per share.

(8)	Includes 1,000,000 shares underlying warrants exercisable at $0.30 per share. The natural person with voting and investment decision for the selling stockholder is Robert Nihon.

(9)
Excludes 5,800,000 shares underlying warrants exercisable at $0.30 per share. Because such investor may not exercise the warrant to the extent such exercise would cause the aggregate number of shares of common stock beneficially owned by it to exceed 9.9% of the outstanding shares of the common stock following such exercise. However, even though Vision Opportunity Master Fund, Ltd. may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Vision Opportunity Master Fund, Ltd. would have the right to acquire additional shares in the future should its ownership subsequently become less than 9.9%. Vision Opportunity Master Fund, Ltd. has the right at any time to sell any shares purchased under the purchase agreement, which would allow it to avoid the 9.9% limitation.

(10)
Includes 600,000 shares underlying warrants exercisable at $0.30 per share. Keith Goodman, Manager and Partner of Nite Capital, has voting power and investment control over the securities held by Nite Capital. Mr. Goodman disclaims beneficial ownership of these securities. The natural person with voting and investment decision power for Ashcrete Research and Development, LLC is Thomas Scriminger.

(11)	Includes 3,130,000 shares underlying options and warrants.

DESCRIPTION OF SECURITIES

General

Our Company’s Articles of Incorporation provide for authority to issue 100,000,000 shares of common stock with a par value of $0.00001 per Share. The capitalization of our Company consisted of 100,000,000 shares of authorized common stock with 31,250,000 shares of common stock issued.

Common Stock

The holders of the common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore. The Company has not paid cash dividends in the past and does not expect to pay any within the foreseeable future since any earnings are expected to be reinvested in the Company. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in the Company's assets. Each outstanding share of the common stock is entitled to equal voting rights, consisting of one vote per share.

Warrants

Each investor in our August 2006 private placement received warrants to purchase one-half of the shares purchased at an exercise price of $0.30 per share for a total of 11,000,000 warrants. In addition, the Company issued 1,000,000 warrants at the same exercise price to a consultant who provided services in the Purchase. The Company also issued a warrant to purchase 103,000 shares at $.01 per share to a service provider at closing.

2006 Equity Incentive Plan

On September 14, 2006, the Board adopted an equity incentive plan for its officers, directors and consultants. A summary of the terms of the plan is set forth below. The Company’s employment and consulting agreements include option grants which were to be issued from the plan. A total of 3,500,000 options to purchase common stock at $.30 a share was issued pursuant to these agreements. In addition, 1,000,000 options (250,000 to each newly appointed director) were granted on September 14, 2006 pursuant to the non-employee director compensation policy.

 The Plan provides for the granting of stock options, stock appreciation rights (“SARs”), restricted stock awards, performance unit awards and performance share awards (collectively, “Awards”) to key employees, directors and consultants of the Company and its subsidiaries. The purpose of the Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of participating employees, directors and consultants to those of the Company’s stockholders and by providing such employees and consultants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of participating employees and consultants upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

Subject to adjustments, no more than 10,000,000 shares of common stock may be issued in the aggregate under the Plan. If awards are granted under the Plan and subsequently expire or are forfeited to the Company, the shares of common stock underlying those awards will be available for reissuance. Plan participants may receive options to purchase shares of common stock for an exercise price fixed on the date of the grant. The exercise price may not be less than 85% of the fair market value of the common stock on the date of the grant. Grants of option rights under the Plan may be incentive stock options or non-qualified stock options. An incentive stock option is an option that is intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code. A plan participant may pay the exercise price of an option in cash, by check, or by the transfer of shares of unrestricted common stock owned for a period of time acceptable to the plan committee and having a value at the time of exercise equal to the exercise price, by any other consideration the plan committee may deem appropriate, or by a combination thereof. The Committee shall determine the vesting schedule and requirements for continuous service associated with each grant of options and may provide for earlier vesting under specified circumstances. The vesting or exercise of option rights may be subject to the optionee or the Company achieving management objectives. No options shall be exercisable more than 10 years after the date of grant.

 The Plan permits the grant of three types of SARs: Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof. An Affiliated SAR is an SAR that is granted in connection with a related option and which will be deemed to automatically be exercised simultaneously with the exercise of the related option. A Freestanding SAR is an SAR that is granted independently of any options. A Tandem SAR is an SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly cancelled). The Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. However, the grant price must be at least equal to the fair market value of a share of the Company’s common stock on the date of grant in the case of a Freestanding SAR and equal to the option price of the related option in the case of an Affiliated or Tandem SAR.

The Plan permits the grant of restricted stock awards which are restricted common stock bonuses that vest in accordance with terms established by the Committee. The Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. The Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

The Plan permits the grant of performance unit and performance share awards which are bonuses credited to an account established for the recipient and payable in cash, common stock, or a combination thereof. Each performance unit has an initial value that is established by the Committee at the time of its grant. Each performance share has an initial value equal to the fair market value of a share of the Company’s common stock on the date of its grant. The number and/or value of performance unit/shares that will be paid out to recipients will depend upon the extent to which performance goals established by the Committee are satisfied. After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance unit/shares earned by the recipient, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Committee also may waive the achievement of any performance goals for such performance unit/share. Subject to the applicable award agreement, performance units/shares awarded to recipients will be forfeited to the Company upon the earlier of the recipient’s termination of employment or the date set forth in the award agreement.

LEGAL MATTERS

We could be named as a party in claims and legal proceedings arising out of the normal course of our business. These claims and legal proceedings may relate to contractual rights and obligations, employment matters, or to other matters relating to our business and operations. The Company’s management is not aware of any material legal proceedings pending against the Company.

The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Richardson & Patel LLP. The law firm of Richardson & Patel, LLP and/or its various principles collectively own or have the right to receive, upon exercise of warrants, a total of 403,000 shares of our common stock and is included as a selling shareholder in this prospectus.

EXPERTS

The financial statements of Adera Mines Limited as of January 31, 2005 and January 31, 2006 and for the years then ended and accumulated from December 30, 2003 to January 31, 2006 appearing in this prospectus have been audited by Manning Elliott, LLP, an independent registered public accounting firm to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

The financial statements of Chatsworth Data Corporation as of December 31, 2005 and 2004 and for the years then ended appearing in this prospectus have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in auditing and accounting

AVAILABLE INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

We have executed an indemnification agreement with each of our directors and executive officers that limit the liability of these persons for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada Revised Statutes. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Chapter 78 of the Nevada Revised Statutes; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by the Nevada Revised Statutes, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We are in the process of obtaining and intend to maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

DESCRIPTION OF BUSINESS

Company Overview

Registrant was incorporated in the State of Nevada on December 30, 2003 and until the Purchase was an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits (reserves) which are not in either the development or production stage.

Prior to the Closing, Chatsworth Data Corporation was privately owned. It was acquired from Republic Corporation in 1971 by five Republic managers, four of whom managed the Company until the Closing. CDC corporate headquarters are in Chatsworth, California, thirty miles northwest of downtown Los Angeles. Its primary business has been the development and manufacture of optical mark readers. Over one hundred thousand readers and one hundred ten thousand optic head assemblies have been sold worldwide by CDC. The optical mark readers have been traditionally sold into four vertical market sectors: education, gaming and lottery, health care, and vote tabulation. The corporation also manufactures impact recording devices and cable testers. CDC prides itself on customer service; its engineering and design staff is able to understand client’s technical problems and offer ready solutions to those problems. A customer hotline was installed over fifteen years ago to enable field problems to be handled quickly, efficiently and effectively. New products are designed and brought to market quickly in response to customer demand.

Industry Overview

Today's information technology systems have made incredible computing power available. This capability, combined with our voracious appetite for feedback and current business intelligence, has led to increased demand for data capture systems. Optical readers are the cost effective technology of choice to capture massive amounts of original data where network access is not readily available. Demand for data capture is found in the classroom, in the polling booth, in lotteries and gaming, and in businesses which solicit survey information to help guide their day to day decisions, such as healthcare, trade shows, market research, shipping, office visit intake questionnaires, or anywhere you may find a kiosk.

Rapid capture and delivery of economical data is essential to today’s business world. The industry is expanding both in the more mature U.S. market and in the third world where the demand is just beginning. As the number of formats of data to be captured increases, we expect that the market for high throughput capture devices will also expand. CDC’s existing and planned products are designed to meet current and future data capture demand.

Product Offerings and Applications

We provide economical and reliable products that deliver top quality data capture solutions, i.e., “Smaller, Faster, Better.” Reader technology costs less and delivers superior results to other data technologies.

Optical Mark Readers (“OMR”)

Our primary business has been the development and manufacturing of optical mark readers. We have been developing and manufacturing optical mark readers since 1971. Over one hundred thousand readers and one hundred ten thousand optic head assemblies have been sold, primarily in the educational and gaming markets. In the gaming markets the readers have been used as an input device to read bet slips and receipts for lotteries, races, and sports betting throughout the world. The company supplies diverse markets such as: Education, Government, Surveys, Dating Services, Manufacturing, Lottery, and Vote Tabulations. Our readers are known for being small and compact yet they still feature the advance design associated with units priced higher than our products. Our models include the OMR 1102, OMR 2000, OMR 9002, ACP 100, ACP 2100, ACP 2116, ACP 2200, ACP 2600 and custom OMR’s.

Impact Recorders

Impact recorders and readers are sold by our Impact-O-Graph division and are used to detect movement during the shipment of sensitive equipment such as jet aircraft engines, Space shuttle engines and pumps, power transformers and turbines, electronic systems, nuclear fuel cells, and military missiles. In many cases, CDC’s impact recorders and readers are mandated by insurance companies to monitor shipments to determine fault and liability when necessary. CDC’s impact recorders and readers are also used in damage prevention programs incorporating impact, attitude and temperature sensors and data recorders for the material handling, packaging and transportation industries. Markets for products are expanding with increased economic development in China, India and other areas of Asia and the Far East.

  Cable Testing

Our Cablemaster division manufactures cable and harness test systems for military and aerospace applications. Our instruments measure continuity, insulation resistance and dielectric strength in cables and harnesses quickly, accurately and economically. Applications include testing cable harnesses, connectors and bulk cable for aerospace vehicles including the space shuttle and international space station. Our testers are also used to test long harness for torpedoes, guided missiles, automotive high voltage harnesses, and communication bulk multi-conductor cable reels up to 26,000 feet in length.

Commercial Markets

Optical Mark Readers (“OMR”)

The optical mark reader market is a multi-billion dollar market. In the education field alone, according to the U.S. Department of Education National Center for Education Statistics, there are currently 123,385 K-12 public, private and Catholic schools in the United States that contain 3,642,795 classrooms. NCS Pearson projects that demand will result in one OMR being purchased for each classroom in the U.S. market. The U.S. Census Bureau estimates 57,000,000 students currently attend K-12 with an average classroom size of roughly 16 students. CDC estimates that the international market is at least as large as the U.S. market. The estimated size of the annual domestic K-12 education market available to CDC is approximately $1.1 billion based on CDC wholesale pricing of its products. A cumulative market penetration rate of 1% over the next four years would generate $10,928,386 in revenues to CDC. It is anticipated that the “No Child Left Behind” initiative will help NCS Pearson expand its sales efforts at the classroom level.

The gaming market consists of lotteries, pari-mutuel, and off-track betting. The lottery market is controlled by six “on line vendors” who provide total solutions. CDC has a good relationship with all of these vendors, especially GTECH, which is the dominant player in the market. In addition, Scientific Games has recently placed orders for CDC products. State or provincial governments operating lotteries must use one of these vendors for lottery equipment. CDC’s products are sold and distributed by these resellers. The greatest opportunity for direct sales of CDC’s products, however, is in the international market which has not yet been exploited.

In the voting sector, according to Election Data Services there were 185,944 precincts in the U.S. alone that conducted elections in 2004. This does not include other elections in the U.S. that require monitoring and tabulation, i.e., tribal elections, etc. The international market for OMR voting equipment is estimated to be larger than the U.S. market. The Help America Vote Act of 2002 (HAVA) mandates that $3.9 billion be spent to upgrade voting equipment within a short time frame. In 1998, 40% of voting machines were OMR. In 2004, that number jumped to 60%. There was an award by Los Angeles County to Election Systems & Software (“ES&S”) for voting machines which will result in $2,700,000 in revenues to CDC in 2006.

CDC has initiated efforts to expand the application of its OMR to the medical field. CDC achieved record sales in this market in 2005 and steady growth is expected over the next few years with five solid companies reselling CDC products. Many organizations across the United States are moving from paper forms to electronic data capture. Organizations such as JCAHO and federal and state agencies are requiring greater detail in health care recordkeeping. The current administration has instructed healthcare organizations to get into compliance with NHIN (National Health Information Network) and convert to EHR (Electronic Health Records) standards.

Manual paper processing is very costly. The American Association of Information and Image Management reports that more than 80% of medical business documents are forms and that more than $360B is spent processing these records annually. Optical data capture offers several advantages; higher accuracy, reduction in data turnaround times, less time spent in data entry, and significant cost reduction. CDC has a growing number of solutions providers who are delivering their applications based on CDC's ACP 2200 unit.

Impact Recorders

Impact recorders and readers are used to detect movement during the shipment of sensitive equipment such as jet aircraft engines, power transformers and turbines, electronic systems, etc. In many cases, CDC’s impact recorders and readers are mandated by insurance companies to monitor shipments to determine fault and liability when necessary. CDC’s impact recorders and readers are also used in damage prevention programs incorporating impact, attitude and temperature sensors and data recorders for the material handling, packaging and transportation industries. Because of ever increasing security and liability considerations and the expansion of economies in India, China and the Far East, the market for impact recorders and readers is on the upswing. CDC estimates that the current market for impact recorders and readers worldwide is approximately $5.0 million per year. CDC and its competitor, Impact Register, Inc. currently control 90% of this market (60% CDC and 40% Impact Register).

Cable Testers

CDC manufactures a tester that is the only tester reliable up to 30,000 feet which has been primarily marketed to the aerospace industry. The increased and high cost of manufacturing had caused us to de-emphasize these testers. We intend to seek a lower cost manufacturer in China and renew marketing efforts in aerospace and other user applications. Cable testers are high-end, high-margin products that are generally produced pursuant to custom orders and specifications.

Competition

Optical Mark Readers

Education Customers. There are several competitors to our ACP-100 product, several of which used to sell our product. Scantron, a much larger company manufactures large sheet readers that are sold to schools as part of a broader package of education services. Scantron does not have a classroom reader like the ACP-100. Renaissance Learning sells a math and reading program. The company originally sold our readers but has now developed a competitive product which is designed solely for their program.

NCS Pearson is a printing company that has a stand-alone test-scoring machine designed as a vehicle to use its own forms and promote sales. The test-scoring machine is sold at a very low price but requires many different forms to extract the data teachers require. NCS Pearson is a subsidiary of Pearson Corporation, which is primarily a publishing company. The NCS Division is the largest manufacturer of sheet readers in the world. They sell other readers as well as our CDC’s ACP-100 (under NCS brand name).

Gaming Customers. The major competition in the lottery field is Peripheral Dynamics (PDI). They are now selling several CIS scanners that read OCR, bar code and mark sense data. These scanners are used in a high volume application that may require signature capture or OCR as well as mark sense. They have no product to compete with CDC’s ACP-100 or ACP-2100 in a low volume lottery that requires reading only mark sense data. We believe third world countries are looking for low cost devices. There are several lottery companies that manufacture their own scanners such as Wincor-Nixdorf, Kebo and Intracom. Both Wincor-Nixdorf and Intracom purchase CDC readers when they require a lower price reader.

In the racetrack market there are three major players: United Tote, Amtote and Autotote/Scientific Games. Many customers have switched from competitors to CDC products. CDC has manufactured readers for all three companies. Each has used alternative products, but is discussing orders from us as well.

Voting. Although many jurisdictions have elected to upgrade their voting systems by going to touch screen displays there is still a need for a paper ballot system which we produce. There are three major companies that supply electronic voting machines: Diebold Election Products, Sequoia Voting Systems, and ES&S. In the paper ballot arena, ES&S sells several systems that use mark sense readers.

Medical. This is a large but highly fragmented market.  Many organizations across the United States are moving from paper forms to electronic data capture. Organizations such as JCAHO and federal and state agencies are requiring greater detail in health care recordkeeping. Healthcare organizations are now attempting compliance with NHIN (National Health Information Network) and convert to EHR (Electronic Health Records) standards.

Manual paper processing is very costly. The American Association of Information and Image Management reports that more than 80% of medical business documents are forms and that more than $360B is spent processing these records annually. Optical data capture offers several advantages: greater accuracy, reduction in data turnaround times, less time spent in data entry, and significant cost reduction. CDC has a growing number of solutions providers who are delivering their applications based on CDC's ACP 2200 unit.

Impact Recorders

There are roughly eight companies other than CDC that manufacture some form of impact recorders and indicators. Of those companies, some only provide consulting services or software, manufacture calibration and scaling equipment, cater to specific industries such as agriculture, or offer design services. CDC’s direct competitors are Shockwatch and Impact Register, Inc.

Cable Testers

There are approximately 124 companies that manufacture some sort of cable tester. This sector is highly fractionalized and testers vary greatly in capability and effectiveness.

Sales and Marketing Plan

Prior to the Company’s purchase of CDC, sales activities have been limited to distributors in the United States; however end users were often foreign. There was a small sales department that fulfilled customer orders for products. The in-house sales team consisted of a sales administrator and two others fulfilling orders. In addition to our in-house sales, we have a distribution arrangement with Pearson NCS, who is one of the major suppliers of data collection hardware, testing software, survey software, and services for education. Pearson NCS is Chatsworth Data Corporation's provider of choice for testing and survey solutions in the education marketplace. Pearson NCS works with many K-12 and post-secondary institutions to provide efficient and accurate data capture solutions. Our classroom OMR’s and applications, test scoring and survey software and data capture solutions are sold by Pearson NCS.

Our strategy will be first to maximize revenues from the current products in the existing markets. Our goal is to expand marketing and sales efforts while we introduce two new products (CIS 8511 and ACF 100) to the market. We intend to educate our existing customer base on the uses of the new products and solicit product modifications that they would like us to provide for them. Our customer product needs often become the basis for our product release plans and the R&D priorities.

To increase revenues we intend to:

o	Hire account reps for each industry targeted
o	Expand re-seller network to add new strategic markets;
o	Target prospective business partners in existing markets;
o	Get ACF and CIS products ready for market and develop materials to educate existing customers about the uses and advantages of these products;
o	Upgrade web site to articulate the uses and value of all products;
o	Develop product release plans to support key re-sellers needs;
o	Increase marketing exposure by identifying industry web and catalog listing services;
o	Develop materials to assist Pearson sales staff market our products;
o	Aggressively advertise and promote Impact-o-graph product line;
o	Improve customer ability to place orders via our website;
o	Identify business partners in new industries where products can be, but are not currently used such as homeland security or manufacturing;
o	Incentives for existing large customers to convert to new products;
o	Add specialized order desk to streamline customer phone orders;
o	Improve speed and quality of technical support; and
o	Locate potential business partners for international markets.

Marketing

Since prior marketing efforts have been very limited, we intend to conduct market research to confirm CDC’s reputation, strengths, weaknesses, and positioning. This will allow us to develop and articulate a sales and marketing strategy. Our marketing will certainly include obtaining any relevant mailing lists, contacting industry organizations to identify additional opportunities for use of our technology, preparing written materials which differentiate our products from the competition and prepare various written materials to show the value proposition of using our products. In addition, we will certainly maximize product exposure through trade shows, advertising, trade listings, and direct mail.

Product Development

We are constantly reviewing current products to determine new uses to be developed. We have a particular interest in determining the feasibility of a “self-scoring” unit to replace NCS’ model 2050, a forms construction/printing application, an OMR/CIS/OCR integration product and a product update for firmware and program macros. In addition, we are constantly reviewing applications offered by competitors of key re-sellers. We intend to formalize product development in the form of a release plan which will define next two releases per product line.

We also believe there is opportunity in implementing a warranty program that creates recurring revenues. We believe our maintenance contracts can become a greater source of revenue to existing customers as can incentives for existing customers to upgrade to our new products.

Patents, Trademarks and Intellectual Property

We have developed proprietary processes to produce our products and do not rely on licensed rights. We do not rely on patent protection, but instead rely on common law trade secret protection. From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our reputation, or our ability to compete. Also, protecting our intellectual property rights could be costly and time consuming.

Manufacturing

We utilize generally available materials and a small number of customized components to manufacture our products. This enables us to maintain high quality products and enable rapid development and deployment of new products and technologies. We design and produce many of our own components and sub-assemblies in order to retain quality control. All of our manufacturing is conducted at our Chatsworth, California headquarters.

Raw materials or sub-components required in the manufacturing process are generally available from several sources. An unanticipated interruption or delay in the supply of any of these components or materials, or the inability to obtain these components and materials from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

We rely exclusively on our own production capability to manufacture certain strategic components. Because we manufacture, package and test these components, products and systems at our own facilities and such items may not be readily available from other sources, any interruption in our manufacturing would adversely affect our business.

Customers

Adera Mines Limited had no customers for the years ended January 31, 2006 and 2005.

In 2005, CDC had two major customers, which accounted for 13% and 10% of its total sales. In 2004, the Company had two major customers, which accounted for 18% and 11% of its total sales.

Governmental Regulations

Our operations are subject to various federal, state and local environmental protection regulations governing the use, storage, handling and disposal of hazardous materials, chemicals, various radioactive materials and certain waste products. In the United States, we are subject to the federal regulation and control of the Environmental Protection Agency. We are further subject to regulation by the Los Angeles Fire Department and the South Coast Air Quality Management Department. Comparable authorities are involved in other countries and jurisdictions. We believe that compliance with federal, state and local environmental protection regulations will not have a material adverse effect on our capital expenditures, earnings and competitive and financial position.

Although we believe that our safety procedures for using, handling, storing and disposing of such materials comply with the standards required by federal and state laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident involving such materials, we could be liable for damages and such liability could exceed the amount of our liability insurance coverage and the resources of our business.

Legal Proceedings

We are not a party to any pending legal proceedings that, if decided adversely to us, would have a material adverse effect upon our business, results of operations or financial condition and are not aware of any threatened or contemplated proceeding by any governmental authority against our company. To our knowledge, we are not a party to any pending civil or criminal action or investigation.

Facilities

Our principal executive offices and manufacturing facilities are currently located in an 14,500 square foot property located at 20710 Lassen Street, Chatsworth, California 91311. We owned the facility until 2005 when it was sold to a third party. We now have a lease with a term expiring in August 2008 at approximately $9,996 per month.

Employees

We have 43 full-time employees and 30 temporary, but full time employees. We have six employees in R&D/Engineering, three in sales & marketing, and three in general and administration. No employee is represented by a labor union, and we have never suffered an interruption of business caused by labor disputes.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Adera Mines Limited-without operations of Chatsworth Data Corporation

Plan of Operation- The auditors for Adera Mines Limited issued a going concern opinion in their audit report for the year ended January 31, 2006. At that time, prior to our acquisition of Chatsworth Data Corporation, there was substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in the Company.

We were formed to conduct research in the form of exploration of the property. We are not going to buy or sell any plant or significant equipment during the next twelve months. We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations. We acquired one property containing one claim. We call it the Gold Ledge Gold Project. The Gold Ledge mineral claim is located 120 miles north of Vancouver, on the southern slopes of the Shulaps Mountain Range. The Mineral claim is in the Lillooet Mining Division, and is centered at approximately 50 degrees 55 feet North latitude and 122 degrees 29 feet West longitude on NTS Map Sheet 92J/16W. Gold Bridge lies 17 miles, by air or 25 miles by gravel road, to the west. A gravel road runs through the mineral claim which allows access for core drilling. No improvements are necessary for our core drilling.

Slopes throughout the claim area are generally steep. Below 6,500 feet the vegetation consists mainly of fir and pine trees, much of it mature first and second growth. Alpine vegetation is present at elevations greater than approximately 6,500 feet. The climate features warm summers and cold winters. The region is fairly arid during the summer months. Average yearly precipitation is 20 inches. A snow pack of 5-8 feet begins to accumulate in November and lingers in places into June. The recommended field season is from early June to late October.

We conducted research in the form of exploration of the mineral claim. Our exploration program is explained below. Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the mineral claim contains mineralized material. He will make the determination based upon the results of our exploration. We have selected Madman Mining Co. Ltd. to be our consultant, a mining engineer and supervise our exploration program. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don't find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed. We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that whatever is located under adjoining mineral claim may or may not be located under the mineral claim. We do not claim to have any minerals or reserves whatsoever at this time on any of the mineral claim. The breakdowns were made in consultation with Mr. Brewer of Madman Mining Co. Ltd.

A two-man prospecting/sampling crew was on site for 8 days - between July 29 and August 5th, 2005. The crew traversed the upper reaches of the Gold Ledge Claim searching for the 5400 vein and the 6200 vein as well as any other mineralization. Both quartz veins were located. We have summarized the work completed and the results of the Phase 1A exploration program recently completed on the Gold Ledge Project and given the extremely poor results obtained from this program, no further work on the property is recommended. Unfortunately the combination of the rock, soil and stream sediment sampling effectively eliminated the possibility that gold occurs in economic concentrations (or even anomalous values) within the 5400 and 6200 veins or elsewhere on the property.

We have summarized the work completed and the results of, the Phase 1A exploration program recently completed on the Gold Ledge Project as follows: Work Performed-A two-man prospecting/sampling crew was on site for 8 days - between July 29 and August 5th, 2005. A total of two additional days were spent traveling to and from, and gearing up for, the project. The crew traversed the upper reaches of the Gold Ledge Claim searching for the 5400 vein and the 6200 vein as well as any other mineralization. Both quartz veins were located. 12 rock samples were collected. 5 samples were taken from the 5400 vein and 7 samples were taken from the 6200 vein. An old trench was located at the 5400 vein was also discovered. This trench was cleaned out and the exposed vein was sampled.

 20 soil samples were collected. 10 samples were collected at 10m intervals down-slope from the 5400 vein. 10 samples were also collected at 10m intervals down-slope from the 6200 vein. The sampling was designed to detect mineralization that originated from the quartz veins and was released into the soil as the veins weather (erode). 8 panned stream sediment samples were taken at the junctions of Hog Creek with other smaller creeks that flow into it. These samples were collected to test for gold that could be originating in each of the drainages.

Results/Field Observations: Rock Samples - Quartz Veins. Both the 5400 vein and the 6200 vein were located and sampled. Both veins consisted of milky bull quartz that did not contain any sulphides (barren). The 5400 vein is exposed in several locations over approximately 400 feet. The vein has been faulted and offsets slightly (approximately 1-foot) at each of four observed fault locations. There is not any concentration of sulphides proximal to the faults. The vein varies in width from 6 inches to 2 feet with the average width appearing to be about 12 inches. 5 samples were collected from this vein and submitted for assay. The highest gold value received was 0.02g/t Au. The other 4 samples each returned values of 0.01g/t Au. The 6200 vein was followed for nearly 1,200 feet. The vein has also been faulted and offsets slightly (less than 1-foot) in numerous locations. Again the vein is barren of sulphides at all observed locations. The vein varies in width from 6 inches to 3 feet with the average width appearing to be again about 12 inches. 7 samples were collected from this vein and submitted for assay. The two highest gold values received are 0.12 and 0.23g/t Au. The other 5 samples each returned values of 0.01g/t Au.

Soil Samples: The closely spaced soil sampling lines that were emplaced down-slope from each vein did not succeed in detecting gold mineralization that would have originated in the veins. The highest gold value obtained in soil samples 14ppb. The rest of the samples returned values of less than 8ppb Au.

Stream Sediment Samples: The panned stream sediment samples were obtained by screening and panning approximately 50-80 pounds of sand/gravel/soil material from the creek beds at each location. The highest value obtained from the panned concentrates was 27ppb Au. The other seven samples returned values of less than 7 ppb.

Other elements: All rock, soil and stream sediment samples were also analyzed for 30 other elements including silver, copper, lead, zinc and arsenic. None of the 30 elements were present in economic levels.

Given the extremely poor results obtained from this program, no further work on the property is recommended. Unfortunately the combination of the rock, soil and stream sediment sampling effectively eliminated the possibility that gold occurs in economic concentrations (or even anomalous values) within the 5400 and 6200 veins or elsewhere on the property. Madman Mining Co. Ltd., our consultant, a mining engineer and supervisor of our exploration program, have also done a review of other mineral properties in the area and it is without exception evident that sulphides are associated with quartz vein hosted gold mineralization. We were strongly suggested by Madman Mining Co. Ltd., our consultant, that the Company save the costs and look for another project.

At the end of the July 31, 2006 quarter, we transferred this claim to a shareholder and on August 7, 2006 we acquired an unrelated business, Chatsworth Development Corporation. CDC is a leading designer and manufacturer of optical mark readers and scanners and impact recording devices that are used to capture data at its source and transfer the captured data to the user’s data base. The optical mark readers and scanners are sold to original equipment manufacturers (“OEM’s”) and value added resellers (“VAR’s”) in four vertical markets: education, gaming and lottery, vote tabulation, and health care. Our impact recording devices are sold to “end users.” Our optical mark reader and scanner sales to OEM’s and VAR’S are generated through direct orders to the Company and our sole sales representative in Minneapolis, Minnesota. Our impact recording device sales are primarily direct orders to the Company.

Management’s Discussion and Analysis of Chatsworth Data Corporation (Acquired Company)

This management’s discussion and analysis relates specifically to the financial statements of Chatsworth Data Corporation (“CDC”) for the years ended December 31, 2004 and December 31, 2005 and the six months ended June 30, 2005 and June 30, 2006. Adera Mines Limited did not report the operations of CDC as its subsidiary during such period but will begin such reporting on August 7, 2006, the effective date of the Closing.

The Company is a leading designer and manufacturer of optical mark readers and scanners and impact recording devices that are used to capture data at its source and transfer the captured data to the user’s data base. The optical mark readers and scanners are sold to original equipment manufacturers (“OEM’s”) and value added resellers (“VAR’s”) in four vertical markets: education, gaming and lottery, vote tabulation, and health care. Our impact recording devices are sold to “end users.” Our optical mark reader and scanner sales to OEM’s and VAR’S are generated through direct orders to the Company and our sole sales representative in Minneapolis, Minnesota. Our impact recording device sales are primarily direct orders to the Company.

Sales are derived primarily from the sale of optical mark readers and scanners and impact recording devices. Revenues are recorded when products are shipped and are net of an allowance for estimated returns. Allowances for bad debts are also recorded at the time of sale. Because we ship product as orders are received, generally no more than 90 days after order, we do not maintain a significant ongoing backlog. However, the size of our backlog does fluctuate greatly depending on the size and mix of product orders and what can be considered pre-orders of newly released products not yet ready for shipment.

Cost of sales consists of expenses associated with sales of our products. These costs include: (i) personnel related costs, (ii) costs of purchased materials, (iii) shipping and freight costs, and (iv)other overhead costs. We realize higher gross margins on our impact recording devices than on our optical mark readers and scanners. We expense all research and development costs.

RESULTS OF OPERATIONS

Six months ended June 30, 2006 compared with Six months ended June 30, 2005 (unaudited)

Comparative Statements of Operations

	June 30, 2006%		June 30, 2005%
	(unaudited)		(unaudited)
Sales	$4,027,302	100.00%	$2,633,133	100.00%

Cost of Sales	3,095,000	76.85%	2,072,964	78.73%

Gross Profit	932,302	23.15%	560,169	21.27%

Selling General and Administrative Expenses	466,864	11.59%	869,114	33.01%

Income (Loss) from Operations	465,438	11.56%	(308,945)	11.74%

Other Income:
Rental Income	-	0.00%	29,432	1.12%
Interest Income	9,238	0.23%	5,926	0.23%
Miscellaneous Income	16	0.00%	100	0.00%
Total Other Income	9,254	0.23%	35,458	1.35%

Income (Loss) Before Taxes	474,692	11.79%	(273,487)	-10.39%

Income Taxes – state	7,120	0.18%	-	0.00%

Net Income (Loss)	$467,572	11.61%	$(273,487)	-10.39%

Net Sales. Our net sales increased from $2,633,133 for the six months ended June 30, 2005 to $4,027,302 for the six months ended June 30, 2006, an increase of 53%. This increase was the result of increased sales to local governments of our voting machines and increased sales to the gaming industry.

Cost of Sales. Our cost of sales increased from $2,072,964 for the six months ended June 30, 2005 to $3,095,000 for the six months ended June 30, 2006, an increase of 49%. This increase was a result of increased sales to the industries as indicated above.

Gross Profit . Our overall gross profit margin percentage increased from 21% for the six months ended June 30, 2005 to 23% for the six months ended June 30, 2006.

Selling and General and Administrative Expenses. Selling and general and administrative expenses decreased from $869,114 for the six months ended June 30, 2005 to $466,864, for the six months ended June 30, 2006, a decrease of $402,250, or 46%. The decrease is principally due to a decrease in executive officers compensation of $504,000 offset by an increase in legal and accounting, outside consulting costs and rent.

Operating Income.   Operating income increased from a loss of $308,945 for the six months ended June 30, 2005 to $465,438 for the six months ended June 30, 2006, an increase of $774,383. This increase in income is principally due to an increase in gross profit resulting from an increase in sales, a decrease in executive compensation offset by an increase in legal and accounting, outside consulting costs and rent.

Income Tax Expense.   Income tax expense was not significant during the six months ended June 30, 2005 or 2006 because CDC elected Subchapter S corporation status prior to the Company’s purchase of CDC which means that taxes were paid at the shareholder level and not at the corporate level. The California state income tax is computed using the California S Corporate rate of 1.5%. Beginning August 2006, CDC will file a consolidated return with Registrant and will directly pay federal and California state income taxes at the corporate level at an estimated combined rate of 39.8%.

Fiscal Year Ended December 31, 2005 compared with fiscal year ended December 31, 2004

Our net income and results of operations were affected by the nonrecurring sale of our office and manufacturing facility in 2005. CDC had a gain of $2,934,331 on the sale.

The following table sets forth certain consolidated income statement data as a percentage of net sales:

Comparative Statements of Operations

	2005	%	2004	%

Sales	$5,561,583	100.00	$5,742,135	100.00

Cost of Sales	4,381,685	78.78	4,480,950	78.04

Gross Profit	1,179,898	21.22	1,261,185	21.96

Selling General and Administrative	619,266	11.12	1,165,149	20.29

Income from Operations	560,632	10.08	96,036	1.67

Other Income:
Rental Income	29,432	0.53	77,983	1.36
Deposit Forfeiture by Customer	—	—	62,256	1.08
Gain on Sale of Land and Building	2,934,331	52.76	—	—
Miscellaneous Income	366	0.01	3,503	0.06
Interest Income	15,199	0.27	2,630	0.05

Total Other Income	2,979,328	53.57	146,372	2.55

Income Before Taxes	3,539,960	63.65	242,408	4.22

Income Taxes	54,561	0.98	2,904	0.05

Net Income	$3,485,399	62.67	$239,504	4.17

Net Sales. Our net sales decreased from $5,742,135 for our fiscal year ended December 31, 2004 to $5,561,583 for our fiscal year ended December 31, 2005, a decrease of $180,552, or 3.1%.

Cost of Sales. Our cost of sales decreased from $4,480,950 for our fiscal year ended December 31, 2004 to $4,381,685 for our fiscal year ended December 31, 2005, a decrease of $99,265 or 2.2%.

Gross Profit. Our overall gross profit margin percentage remained relatively the same at 21% of sales.

Selling and General and Administrative Expenses. Selling and general and administrative expenses decreased from $1,165,149 for our fiscal year ended December 31, 2004 to $619,266 for our fiscal year ended December 31, 2005, a decrease of $545,883, or 46.85%, principally due to a decrease in executive officers compensation of $566,900.

Operating Income.   Operating income increased from $96,036 for our fiscal year ended December 31, 2004 to $560,632 for our fiscal year ended December 31, 2005, an increase of $464,596 or 483.7%. As described above, the increase is due principally to a reduction in compensation of $566,900.

Other Income. Other income increased from $146,372 for our fiscal year ended December 31, 2004 to $2,979,328 for our fiscal year ended December 31, 2005, an increase of $2,832,956 principally due to the sale of our office building and manufacturing facility in 2005. The gain from the sale of the office and manufacturing facility was $2,934,331. Rental income decreased from $77,983 to $29,432 since in 2005 we only collected rental income from the building for a partial year. Interest income increased from $2,630 to $15,199.

Income Tax Expense. Income tax expense of $54,561 was recorded for the fiscal year ended December 31, 2005 compared to $2,904 for the fiscal year ended December 31, 2004. These numbers reflect only a minimal California tax because CDC was operated as a Subchapter S corporation prior to the purchase which in general means that taxes are paid at the shareholder level and not at the corporate level. After the purchase, CDC will be a C corporation and will directly pay federal and California state income taxes at the corporate level at an estimated combined rate of 39.8%

LIQUIDITY AND CAPITAL RESOURCES

At July 31, 2006, prior to the acquisition of CDC, the Company had a working capital deficiency of $6,915 and has accumulated losses of $97,456 since inception. The Company’s cash balance was $-0- . Since the Company did not have sufficient funds to continue its operating activities, it transferred its existing claim to a shareholder on August 7, 2006. On August 7, 2006, the Company closed its acquisition of CDC. The acquisition has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS No. 141). The assets acquired and liabilities assumed were recorded at their fair values at the date of acquisition. As a result, on a pro-forma basis, as of July 31, 2006 our cash and cash equivalents were $320,721.

We expect to fund our operations and capital expenditures from internally generated funds. We believe that our existing cash balances will be sufficient to meet our working capital, capital expenditure and investment requirements for at least the next 12 months. We may require additional funds for other purposes, such as acquisitions of complementary businesses, and may seek to raise such additional funds through public and private equity financings or from other sources. However, we cannot assure you that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or that any additional financing will not be dilutive.

We owe $2.0 million to the CDC sellers; $1.0 million is payable August 6, 2007 (one year from the closing of the CDC purchase) and $1.0 million is payable August 6, 2008 (two years from the closing). Interest is payable quarterly. We believe cash flow from operations will be sufficient to repay the note.

OFF-BALANCE SHEET ARRANGEMENTS AND AGGREGATE CONTRACTUAL OBLIGATIONS-Pro Forma

We do not have any off-balance sheet transactions, arrangements, or obligations (including contingent obligations) that would have a material effect on our financial results.

Operating Lease. On August 17, 2005, CDC sold its land and building, a 29,000 square foot structure located on 1.3 acres of land in Chatsworth, California (the Property) to an unrelated third party for $3,292,800. The book value of the property at August 17, 2005 was $168,111 and costs of sale were $190,358, resulting in a gain of $2,934,331. Also on the same date CDC entered into a sublease agreement to lease approximately 14,500 square feet of the property from an unrelated third party who leased the entire property from the new owner. The sublease calls for minimum lease payments of $9,996 per month, or $119,952 per year, and expires in August 2008.

The Company determined it relinquished substantially all of the use of the property and retained only a minor portion of such use because the present value of rental for the leaseback represented less than 10 percent of the fair value of the property when sold. Accordingly, the gain on the sale portion of the transaction was recognized in its entirety.

The lease portion of the transaction was classified as an operating lease. The sublease is personally guaranteed by the former stockholders of CDC.

Purchase Obligations.   We enter into commitments with certain suppliers to purchase components for our products. We typically commit to purchases of components in quantities to cover specific orders and therefore expect these obligations to be satisfied within six months.

As of July 31, 2006, our approximate contractual obligations for operating leases and purchase obligations (by period due) were as follows:

December 31, 2006	$49,980
December 31, 2007	119,952
December 31, 2008	79,968
Total	$249,900

Retirement Plan. We currently have a 401(k) plan for employees of Chatsworth Data Corporation. We match 50% of employee contributions up to 3% of employee compensation, but have no obligation to pay fixed benefits to our employees.   Employee contributions vest immediately and Company matching contributions vest over 7 years.

Other Obligations. We have a note in the amount of $2.0 million payable to the former shareholders of Chatsworth Data Corporation. This note is payable $1.0 million one year from the purchase date and $1.0 million 2 years from the purchase date. Interest accrues at the rate of LIBOR plus 1% per annum and is payable quarterly.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The foregoing discussion is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make judgments, estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following is a list of our critical accounting policies defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and/or require management’s significant judgments and estimates. This is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in Note 1 of our Notes to Financial Statements.

Revenue Recognition.  The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

Impairment of Long-Lived Assets. We evaluate the recoverability of the carrying amount of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We evaluate the recoverability of goodwill and other intangible assets with indefinite useful lives annually or more frequently if events or circumstances indicate that an asset may be impaired. Management uses judgment when applying impairment rules to determine when an impairment test is necessary. Examples of factors which could trigger an impairment review include a significant decrease in the market value of an asset, a significant change in the extent or manner in which an asset is used, and significant adverse changes in legal factors or the business climate that impact the value of an asset.

Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value. Estimating fair value requires that we forecast future cash flows related to the asset subject to review. These forecasts require assumptions about demand for our products and services, future market conditions and technological developments. Other assumptions include determining the discount rate and future growth rates. Changes to these assumptions could result in an impairment charge in future periods.

Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income tax has been included in these financial statements.

The State of California has adopted the S Corporation election. However, a 1½% tax is required to be paid by the Company. This provision for tax is based on the income reported in the financial statements.

Recent Accounting Pronouncements and Developments

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - (an Amendment of APB Opinion No. 28)” and provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, and provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. Retrospective application is the application of a different accounting principle to a prior accounting period as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. SFAS No. 154 also addresses the reporting of the correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005. The Company adopted the provisions of SFAS No. 154 effective January 1, 2006.

Subsequent Event

Our former president and chief executive officer, chief financial officer and all but one member of our board of directors resigned effective on the date of the purchase of CDC shares (August 7, 2006).  New management has been appointed and began to serve on the same day.

INFLATION

We believe that inflation has not had a material effect on our operations to date.

DESCRIPTION OF PROPERTY

The Company’s headquarters is currently located at 20710 Lassen Street, Chatsworth, CA 91311. Our operations are located in a leased 14,500 square foot building which allows us to conduct our operations on site, including research and development, fabrication, processing and packaging. Our lease extends until August 2008 at rent of approximately $10,000 a month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions since inception between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $60,000 other than compensation arrangements that are otherwise required to be described under "Executive Compensation."

Sidney L. Anderson received reimbursement of approximately $205,000 of expenses for his activities prior to Closing. He also received 2,000,000 shares of our common stock for his execution of the Consulting Agreement under which he will provide services as the Chairman of our Board of Directors. He also received 1,000,000 shares of our common stock as part of compensation provided to a group which provided services.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any stock exchange. The common stock is traded on the Over-the-Counter Electronic Bulletin Board under the symbol "AAML.OB". However, the historical business of the Registrant is not our current business and we do not believe the prior stock price information is relevant. As of October 5, 2006, there were approximately 92 stockholders of record of our common stock.

DIVIDENDS

We have never paid any dividends on the common stock. We currently anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the common stock in the foreseeable future.

TRANSFER AGENT

Our transfer agent is Pacific Stock Transfer Company.

EXECUTIVE COMPENSATION

None of our executive officers of Registrant prior to the Purchase received compensation in excess of $100,000 for the fiscal years ended December 31, 2005, 2004 or 2003, respectively. Slavko Bebek and Maryna Bilynska did not receive compensation for their positions as officers of the Company from the Registrant.

CDC SUMMARY COMPENSATION TABLE

LONG TERM COMPENSATION
		ANNUAL COMPENSATION			AWARDS		PAYOUTS
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs	LTIP Payout ($)	All Other Compensation ($)
William Moothart	2003 2004 2005	189,228 189,228 189,228	336,000 157,484 0
Hannes G. Boehm	2003 2004 2005	134,004 134,004 134,004	140,000 66,680 0
Frank Leftkowitz	2003 2004 2005	157,404 157,404 157,404	308,000 144,053 0
C. Bohman	2003 2004 2005	157,404 157,404 157,404	308,000 144,053 0

(1) CDC was a Subchapter S corporation prior to the Purchase. All bonuses were paid to cover income taxes of these employee shareholders.

Current Adera Summary Compensation Table

					LONG TERM COMPENSATION
		ANNUAL COMPENSATION			AWARDS				PAYOUTS
Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)		Securities Underlying Options/SARs		LTIP Payout ($)	All Other Compensation ($)
Sidney L. Anderson, Executive Director	2006	$96,000			2,000,000	(4)	2,000,000			$205,000	(2)
J. Stewart Asbury III, CEO and President	2006	$215,000					1,000,000	(3)		$18,000	(3)
Clayton Woodrum, Chief Financial Officer	2006	$96,000					500,000

(1)	All three executive officers were appointed upon closing of the CDC acquisition on August 7, 2006. The salary in the chart is the annual rate of compensation.
(2)	Mr. Anderson received $205,000 from the Company at the closing of the CDC transaction as repayment of expenses incurred during the acquisition and financing.
(3)
Mr. Asbury received an option to purchase 1,000,000 shares of common stock which vests in 36 equal monthly installments. Mr. Asbury also receives a $3,000 monthly housing allowance for the first six months of his employment which began in August 2006.

(4)	Mr. Anderson received these shares in connection with execution of his consulting agreement.

STOCK OPTION GRANTS AND EXERCISES

For the fiscal year ended December 31, 2005, neither the Company nor CDC issued any options to any officers, employees or directors.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Neither the Company nor CDC had any such arrangement in the past three years. At August 7, 2006, the Company entered into the following compensation arrangements:

Asbury Agreement: Mr. Asbury has been retained as the Chief Executive Officer of CDC for a three year term at a salary of $215,000 per year. In addition, he will be paid a $3,000 monthly housing allowance for his first six months of employment and a $1,000 per month auto allowance for the term. In addition, he was granted an option to purchase 1,000,000 shares of our common stock at $0.30 per share which vest equally over the 36 month term. If Mr. Asbury is terminated without cause, he will receive the greater of $60,000 or the balance of his salary for the remainder of the term and all unvested options will vest immediately.

Woodrum Agreement: Mr. Woodrum has been engaged as a consultant to serve as the Chief Financial Officer of CDC for a term of one year at a salary of $8,000 per month. In addition, he was granted an option to purchase 500,000 shares of our common stock at $0.30 per share which are fully vested on grant. This agreement is terminable upon 30 days notice by either party.

Anderson Agreement: Mr. Anderson has been engaged as our Chairman of the Board of Directors, Executive Director, and consultant for compensation of $8,000 per month. Mr. Anderson will be reimbursed for expenses in connection with his work in connection with the Purchase which expenses are estimated to be $205,000. In consideration for executing this consulting agreement, Mr. Anderson was granted 2,000,000 shares of our common stock. Mr. Anderson shall not receive other compensation for such services as a director of the Company. In addition, the consulting agreement includes an option to purchase 2,000,000 shares of our common stock at $0.30 per share which were fully vested upon grant. If Mr. Anderson participates in locating future acquisitions which are completed by the Company, he will receive 2.5% of the total consideration paid by the Company in such transaction, payable in stock or cash at the Company’s election. The agreement provides that even if Mr. Anderson is no longer serving as a Director, he will remain as a consultant at the foregoing rate of pay until July 2008.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2006 through the date of this prospectus.

ADERA MINES LIMITED

CONTENTS

Page
Adera Mines Limited	F-1
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements of Adera Mines Limited for the years ended January 31, 2006 and January 31, 2005	F-3

Financial Statements of Adera Mines Limited for the six months ended July 31, 2006 and July 31, 2005(unaudited)	F-11

Pro-Forma Financial Information
Unaudited pro forma balance sheet as of December 31, 2005 and June 30, 2006 and unaudited pro forma statement of operations for the fiscal year ended December 31, 2005 and the six months ended June 30, 2006.
F-18

Chatsworth Data Corporation	F-24
Report of Independent Registered Public Accounting Firm	F-26
Financial statements of Chatsworth Data Corporation for the years ended December 31, 2005 and December 31, 2004	F-27

Financial statements of Chatsworth Data Corporation for the six months ended June 30, 2006 and 2005 (unaudited)	F-35

Adera Mines Limited
(An Exploration Stage Company)

January 31, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Adera Mines Limited
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Adera Mines Limited (An Exploration Stage Company) as of January 31, 2006 and 2005 and the related statements of operations, cash flows and stockholders’ equity (deficit) for the years then ended and accumulated for the period from December 30, 2003 (Date of Inception) to January 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adera Mines Limited, as of January 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended and accumulated for the period from December 30, 2003 (Date of Inception) to January 31, 2006, in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue and has incurred losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

April 25, 2006

Adera Mines Limited
(An Exploration Stage Company)
Balance Sheets
(expressed in U.S. dollars)

	January 31, 2006 $	January 31, 2005 $

ASSETS

Current Assets

Cash	8,689	85

Total Current Assets	8,689	85

Property and Equipment (Note 4)	1,325	—

Total Assets	10,014	85

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities

Accounts payable	4,288	1,300
Accrued liabilities	—	3,750
Due to related parties (Note 5)	—	19,747

Total Liabilities	4,288	24,797

Stockholders’ Equity (Deficit)

Common Stock Authorized: 100,000,000 shares, par value $0.00001 Issued: 5,831,570 shares (January 31, 2005 - 5,000,000)	58	50

Additional Paid-In Capital	73,009	—

Donated Capital	15,000	7,800

Deficit Accumulated During the Exploration Stage	(82,341)	(32,562)

Total Stockholders’ Equity (Deficit)	5,726	(24,712)

Total Liabilities and Stockholders’ Equity (Deficit)	10,014	85

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Statements of Operations
(expressed in U.S. dollars)

	Accumulated from December 30, 2003 (Date of Inception) to January 31,	Year Ended January 31,	Year Ended January 31,
	2006	2006	2005
	$	$	$

Revenue	—	—	—

Expenses

Depreciation	265	265	—
General and administrative (Note 5)	64,719	35,714	15,505
Mineral property costs	14,857	12,600	695
Rent (Note 5)	2,500	1,200	1,200

Total Expenses	82,341	49,779	17,400

Net Loss	(82,341)	(49,779)	(17,400)

Net Loss Per Share - Basic and Diluted		(0.01)	—

Weighted Average Shares Outstanding		5,638,000	5,000,000

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)

	Accumulated from December 30, 2003 (Date of Inception) to January 31,	Year Ended January 31,	Year Ended to January 31,
	2006	2006	2005
	$	$	$

Operating Activities

Net loss	(82,341)	(49,779)	(17,400)

Adjustments to reconcile net loss to net cash used in operating activities

Amortization	265	265	—
Donated consulting services and rent	15,000	7,200	7,200

Changes in operating assets and liabilities

Accounts payable	4,288	2,988	1,300
Accrued liabilities	—	(3,750)	3,750
Due to related parties	—	(19,747)	5,165

Net Cash Provided by (Used in) Operating Activities	(62,788)	(62,823)	15

Investing Activities

Purchase of property and equipment	(1,590)	(1,590)	—

Net Cash Used in Investing Activities	(1,590)	(1,590)	—

Financing Activities

Proceeds from the issuance of common stock	83,207	83,157	—
Share issuance costs	(10,140)	(10,140)

Net Cash Provided by Financing Activities	73,067	73,017	—

Increase in Cash	8,689	8,604	15

Cash - Beginning of Period	—	85	70

Cash - End of Period	8,689	8,689	85

Supplemental Disclosures:

Interest paid	—	—	—
Income taxes paid	—	—	—

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
Period from December 30, 2003 (Date of Inception) to January 31, 2006
(expressed in U.S. dollars)

					Deficit
					Accumulated
			Additional		During the
	Common Stock		Paid-in	Donated	Development
	Shares	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance - December 30, 2003 (Date of Inception)	—	—	—	—	—	—

Issuance of common stock for cash	5,000,000	50	—	—	—	50

Donated consulting services and rent	—	—	—	600	—	600

Net loss for the period	—	—	—	—	(15,162)	(15,162)

Balance - January 31, 2004	5,000,000	50	—	600	(15,162)	(14,512)

Donated consulting services and rent	—	—	—	7,200	—	7,200

Net loss for the year	—	—	—	—	(17,400)	(17,400)

Balance - January 31, 2005	5,000,000	50	—	7,800	(32,562)	(24,712)

Issuance of common stock for cash	831,570	8	83,149	—	—	83,157

Share issuance costs	—	—	(10,140)	—	—	(10,140)

Donated consulting services and rent	—	—	—	7,200	—	7,200

Net loss for the year	—	—	—	—	(49,779)	(49,779)

Balance - January 31, 2006	5,831,750	58	73,009	15,000	(82,341)	5,726

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

1. Exploration Stage Company

The Company was incorporated in the State of Nevada on December 30, 2003. In January 2004, the Company purchased one mineral claim situated in the Lillooet Mining Division in the Province of British Columbia, Canada. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business plan is to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims.

The Company has been in the exploration stage since its formation in December 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raise sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and generate significant revenue. Management has plans to seek additional capital through a private placement and public offering of its common stock. At January 31, 2006, the Company had working capital of $4,401, and has accumulated losses of $82,341 since inception. During the year ended January 31, 2006, the Company issued 831,570 shares of common stock at a price of $0.10 per share pursuant to a Form SB-2 Registration Statement for proceeds of $83,157 before issuance costs of $10,140. There is no guarantee that the proceeds raised by the Company will be sufficient to complete any of the above objectives. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

a)	Basis of Accounting

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is January 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)	Foreign Currency Transactions/Balances

The Company's functional currency is the United States dollar. Occasional transactions occur in Canadian currency, and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

e)	Exploration and Development Costs

The Company has been in the exploration stage since its inception on December 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Policies (continued)

f)	Property and Equipment

Property and equipment is recorded at cost. Depreciation of computer equipment is computed on a straight-line basis using an estimated useful life of four years.

g)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

h)	Financial Instruments

The fair value of financial instruments, which includes cash, accounts payable and accrued liabilities approximate their carrying values due to the relatively short maturity of these instruments. Management does not believe the Company is subject to significant credit or interest risk.

i)	Concentration of Risk

The Company maintains its cash account in one commercial bank located in Vancouver, British Columbia, Canada. The Company's cash account is an uninsured business chequing account maintained in U.S. dollars. As at January 31, 2006, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

j)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at January 31, 2006 and 2005, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

k)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Policies (continued)

k) Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

l)	Reclassifications

Certain reclassifications have been made to the prior year's financial statements to conform to the current period's presentation.

3. Mineral Properties

In January 2004, the Company entered into an Agreement to acquire 100% of the rights, title and interest in a mining claim representing 18 units in the Lillooet Mining Division in the Province of British Columbia, Canada. Payment of $1,562 was required to record this mining claim and was paid as to 50% each by the President and the Secretary of the Company. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company.

4. Property and Equipment
	Cost $	Accumulated Depreciation $	January 31, 2006 Net Carrying Value $	January 31, 2005 Net Carrying Value $

Computer	1,590	265	1,325	—

5. Related Party Transactions/Balances

a)
As at January 31, 2005, the President and the Secretary of the Company were each owed $9,874. These amounts were non-interest bearing, unsecured and due on demand. The amounts represented operating expenses and mineral property recording fees paid on behalf of the Company and were repaid during the current year.

b)
The President of the Company provides consulting services and office premises to the Company. The services are valued at $250 per month and office premises are valued at $100 per month. During the year ended January 31, 2006, donated consulting services of $3,000 (2005 - $3,000) and donated rent of $1,200 were recorded (2005 - $1,200).

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

5. Related Party Transactions/Balances (continued)

c)
The Secretary of the Company provides consulting services to the Company valued at $250 per month. During the year ended January 31, 2006, donated consulting services of $3,000 were recorded (2005 - $3,000).

6. Common Stock

On April 26, 2005, the Company issued 831,570 shares of common stock at $0.10 per share for cash proceeds of $83,157 before issuance costs of $10,140 pursuant to the Company’s SB-2 Registration Statement.

7. Income Taxes

The Company has adopted the provisions of SFAS 109, “Accounting for Income Taxes”. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company has approximately $67,300 of net operating loss carryforwards available to offset taxable income in future years which expire through fiscal 2023. For the periods ended January 31, 2006 and 2005, the valuation allowance established against the deferred tax assets increased by $15,055 and $3,400 respectively.

The components of the net deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	January 31, 2006 $	January 31, 2005 $

Net Operating Loss Carryforwards	67,300	25,000
Statutory Tax Rate	35%	34%
Effective Tax Rate	—	—
Deferred Tax Asset	23,555	8,500
Valuation Allowance	(23,555)	(8,500)

Net Deferred Tax Asset	—	—

Adera Mines Limited
(An Exploration Stage Company)
Balance Sheets
(Expressed in U.S. dollars)

	July 31, 2006 $	January 31, 2006 $
	(unaudited)

ASSETS

Current Assets

Cash	-	8,689

Total Current Assets	-	8,689

Property and Equipment (Note 4)	1,126	1,325

Total Assets	1,126	10,014

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities

Accounts payable	2,321	4,288
Accrued liabilities	1,715	-
Due to related party (Note 5)	2,879	-

Total Liabilities	6,915	4,288

Commitments and Contingencies (Notes 1 and 7)

Stockholders’ Equity (Deficit)

Common Stock Authorized: 100,000,000 shares, par value $0.00001 Issued and outstanding: 5,831,570 shares	58	58

Additional Paid-in Capital	73,009	73,009

Donated Capital	18,600	15,000

Deficit Accumulated During the Exploration Stage	(97,456)	(82,341)

Total Stockholders’ Equity (Deficit)	(5,789)	5,726

Total Liabilities and Stockholders’ Equity (Deficit)	1,126	10,014

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Accumulated from December 30, 2003 (Date of Inception) to July 31,	For the Three Months Ended July 31,	For the Three Months Ended July 31,	For the Six Months Ended July 31,	For the Six Months Ended July 31,
	2006	2006	2005	2006	2005
		$$		$$	$

Revenue	-	-	-	-	-

Expenses

Depreciation	463	99	66	198	66
General and administrative (Note 5)	79,036	6,143	5,563	14,317	11,242
Impairment loss on mineral property costs	14,857	-	5,000	-	5,000
Rent (Note 5)	3,100	300	300	600	600

Total Expenses	97,456	6,542	10,929	15,115	16,908

Net Loss	(97,456)	(6,542)	(10,929)	(15,115)	(16,908)

Net Loss Per Share - Basic and Diluted		-	-	-	-

Weighted Average Shares Outstanding		5,832,000	5,832,000	5,832,000	5,441,000

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

	For the Six Months Ended July 31,	For the Six Months Ended July 31,
	2006	2005
		$$

Operating Activities

Net loss for the period	(15,115)	(16,908)

Adjustments to reconcile net loss to net cash used in operating activities

Amortization	199	66
Donated consulting services and rent	3,600	3,600

Changes in operating assets and liabilities

Accounts payable	(1,967)	(453)
Accrued liabilities	1,715	(1,250)
Due to related parties	2,879	(19,747)

Net Cash Used in Operating Activities	(8,689)	(34,692)

Investing Activities

Purchase of property and equipment	-	(1,590)

Net Cash Used in Investing Activities	-	(1,590)

Financing Activities
Proceeds from the issuance of common stock	-	72,892

Net Cash Provided by Financing Activities	-	72,892

Increase (Decrease) in Cash	(8,689)	36,610

Cash - Beginning of Period	8,689	85

Cash - End of Period	-	36,695

Supplemental Disclosures:

Interest paid	-	-
Income taxes paid	-	-

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
(unaudited)

1.	Nature of Business and Continuance of Operations

The Company was incorporated in the State of Nevada on December 30, 2003. In January 2004, the Company purchased one mineral claim situated in the Lillooet Mining Division in the Province of British Columbia, Canada. The Company was an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims.

Pursuant to a Stock Acquisition Agreement (the “Stock Agreement”) dated July 31, 2006, the Company agreed to acquire all of the outstanding shares of common stock of Chatsworth Data Corporation (“CDC”) in exchange for the following consideration: $4,000,000 cash, 250,000 shares of the Company’s common stock and the issuance of a promissory note in the amount of $2,000,000. CDC is involved in the business of development and manufacture of optical mark readers. This transaction closed on August 7, 2006. See Note 7.

The Company entered into a Securities Purchase Agreement (“SPA”) dated July 31, 2006. Under the SPA, the Company issued 22,000,000 units at a price of at a price of $0.25 per share for total proceeds of $5,500,000. Each unit consisted of one restricted share of common stock and one-half of one share purchase warrant. Each full warrant is exercisable into one share of common stock at $0.30 per share on or before July 31, 2011. The financing closed on August 31, 2006, and proceeds were used to complete the Stock Agreement and to provide working capital.

The Company’s new business plan will involve the development and manufacture of optical mark readers, therefore the Company, pursuant to the Stock Agreement discussed above, discontinued its mineral exploration efforts. At July 31, 2006, the Company had a working capital deficit of $6,915 and has accumulated losses of $97,456 since inception. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and then attain profitable operations. Management has plans to seek additional capital through equity and/or debt financings. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

2.	Summary of Significant Accounting Policies

a)	Basis of Accounting

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is January 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)	Foreign Currency Translation

The Company's functional currency is the United States dollar. Occasional transactions occur in Canadian currency, and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

e)	Financial Instruments

The fair values of financial instruments, which includes cash, accounts payable, accrued liabilities and due to related parties approximate their carrying values due to the relatively short maturity of these instruments. Management does not believe the Company is subject to significant credit or interest risk.

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
(unaudited)

2.	Summary of Significant Accounting Policies (continued)

f)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at July 31, 2006 and 2005, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

g)	Exploration and Development Costs

The Company was in the exploration stage since its inception on December 2003 and had not yet realized any revenues from its resource operations. It was primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

h)	Property and Equipment

Property and equipment is recorded at cost. Depreciation of computer equipment is computed on a straight-line basis using an estimated useful life of four years.

i)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

j)	Stock-based Compensation

Prior to February 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company’s employee stock options was less than the market price of the underlying common stock on the date of grant. Effective February 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. The Company has not issued any stock options or share based payments since its inception. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No 123R.

k)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
(unaudited)

2.	Summary of Significant Accounting Policies (continued)

l)	Recent Accounting Pronouncements

In February, 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” and in March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets”, but they will not have any relationship to the operations of the Company. Therefore, a description and its impact for each on the Company’s operations and financial position have not been disclosed.

3.	Mineral Properties

In January 2004, the Company entered into an Agreement to acquire 100% of the rights, title and interest in a mining claim representing 18 units in the Lillooet Mining Division in the Province of British Columbia, Canada. Payment of $1,562 was required to record this mining claim and was paid as to 50% each by the President and the Secretary of the Company. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company.

4.	Property and Equipment
	Cost $	Accumulated Depreciation $	July 31, 2006 Net Carrying Value $	January 31, 2006 Net Carrying Value $

Computer	1,590	464	1,126	1,325

5.	Related Party Transactions

a)
The President of the Company provided consulting services and office premises to the Company up to July 31, 2006. The services were valued at $250 per month and office premises were valued at $100 per month. During the six months ended July 31, 2006, donated consulting services of $1,500 (2005 - $1,500) and donated rent of $600 (2005 - $600) were recorded.

b)
The Secretary of the Company provided consulting services to the Company valued at $250 per month. During the six months ended July 30, 2006, donated consulting services of $1,500 (2005 - $1,500) were recorded.

c)
As at July 31, 2006, the Company is indebted to its President for expenses paid on behalf of the Company of $2,879 (January 31, 2006 - NIL). The amount due is unsecured, non-interest bearing and due on demand.

6.	Common Stock

On July 31, 2006, a total of 26,370,000 shares of common stock were held in escrow, but not issued. See Notes 7(a), 7(c) and 8(c).

7.	Commitments

a)
On July 31, 2006, the Company entered into a Stock Acquisition Agreement to acquire 100% of the issued and outstanding common stock of Chatsworth Data Corporation (“CDC”), a California corporation, in exchange for the following consideration: $4,000,000 cash, 250,000 shares of common stock (held in escrow but not issued as at July 31, 2006) and the issuance of a promissory note in the principal amount of $2,000,000 bearing interest at LIBOR plus 1% and maturing on July 30, 2008. CDC is involved in the business of development and manufacture of optical mark readers. This transaction (the “CDC Acquisition”) closed on August 7, 2006. The Company issued 4,000,000 shares of common stock (held in escrow, but not issued as at July 31, 2006) and share purchase warrants to acquire up to 103,000 shares of common stock at a price of $0.01 per share for services provided in connection with the closing of this transaction. See Note 8(b).

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)
(unaudited)

7. Commitments (continued)

b)
On July 31, 2006, the Company entered into a services agreement with Euro Catalysts Capital Markets (“Euro”) whereby Euro will provide consulting services to the Company related to the CDC Acquisition. In consideration of these services, the Company agreed to pay to Euro the following: $350,000 cash and 1,000,000 share purchase warrants, entitling the holder to purchase one share of common stock at a price of $0.30 per share, expiring five years after the date of closing of the CDC Acquisition.

c)
On July 31, 2006, the Company entered into a services agreement with Cypress Advisors, LLC (“Cypress”) whereby Cypress will provide certain investment banking services to the Company. In consideration for these services, the Company agreed to pay Cypress $300,000 on the date of closing of the CDC Acquisition and issue 1,500,000 shares of common stock (held in escrow but not issued as at July 31, 2006).

d)
On July 31, 2006, the Company entered into a consulting agreement with an individual to provide consulting services and to serve as the Company’s Chief Financial Officer for the Company after closing of the CDC Acquisition for a period of twelve months until July 30, 2007. The Company has agreed to pay the consultant $8,000 per month, payable on the first business day of each month. In addition, the Company will grant the consultant stock options to purchase 500,000 shares of common stock, exercisable at a price of $0.30 per share on or before July 31, 2009. The option will be exercisable for cash for the first twelve months and thereafter exercisable on a “cashless” basis. Following the Board approval of the Company’s proposed 2006 Equity Incentive Plan (the “Plan”), the option grant will be from the Company’s Plan and will be subject to its terms.

e)
On July 31, 2006, the Company entered into an employment agreement with an individual to serve as the Company’s Chief Executive Officer for a term of three years, to be automatically renewed for successive one year period after the expiration of the initial term. In consideration of his services, the Company will pay the executive a salary of $215,000 per year, payable monthly. The Company will grant stock options to purchase 1,000,000 shares of common stock at a price of $0.30 per share. The options will vest on an equal thirty-six month basis, at the rate of 27,778 per month, until 1,000,000 options are vested. The options have a five year term. Following the Board approval of the Company’s proposed Plan, the option grant will be from the Company’s Plan and will be subject to its terms.

8.	Subsequent Events

a)
On August 1, 2006, the Company entered into a consulting agreement with an individual to provide consulting services and to serve as Chairman of the Board of Directors for consideration as follows: $8,000 per month, issuance of 2,000,000 shares of common stock (held in escrow as at July 31, 2006), and, subject to the approval of the Board of Directors, the granting of 2,000,000 stock options, exercisable at $0.30 per share. Following the Board approval of the Company’s proposed Plan, the option grant will be from the Company’s Plan and will be subject to its terms. If the individual ceases to be a director, his services as a consultant will continue and payment of the $8,000 monthly retainer will continue, until the second anniversary of the effective date of the agreement. In addition to the retainer, the stock issuance and stock options, the individual will receive compensation for consulting in connection with any acquisition completed by the Company in which the individual provided significant assistance. The compensation would then be 2.5% of total consideration paid by the Company in an acquisition at closing. This compensation shall be payable by the Company in cash or in common stock at the Company’s election, sixty days after closing. In addition, the individual will receive an additional fee for the acquisition consulting in connection with the CDC Acquisition, which will be the issuance of 2,000,000 shares of common stock.

b)	On August 7, 2006, the Company completed the acquisition of all of the issued and outstanding common stock of CDC, as described in Note 7(a).

c)
On August 31, 2006, the Company completed a private placement financing consisting of 22,000,000 units at a price of $0.25 per unit for total cash proceeds of $5,500,000. Each unit consisted of one share of common stock and one-half of one share purchase warrant. Each full warrant is exercisable into one share of common stock at $0.30 per share on or before July 31, 2011. The proceeds were used to finance the CDC Acquisition. As at July 31, 2006, 20,620,000 shares of common stock were held in escrow, but not issued.

d)	The Secretary of the Company returned 2,331,570 shares of common stock for cancellation.

Adera Mines Limited and Chatsworth Data Corporation
Proforma Financial Data

The Company acquired Chatsworth Data Corporation on August 7, 2006. The acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS No. 141). The assets acquired and liabilities assumed will be recorded at their fair values at the date of acquisition. The total purchase price is $7,046,531 including transaction costs. The following proforma statements reflect the combination data as if the Company had been consolidated as of July 31, 2006 and for the year ended January 31, 2006 and the six months ended July 31, 2006.

Adera Mines Limited
Unaudited Pro Forma Condensed Combined Balance Sheet at July 31, 2006

	Historical	Historical	Pro Forma		Pro Forma
	Chatsworth	Adera Mines	Adjustments		Consolidated
			(unaudited)		(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$982,575	$-	$5,500,000	a	$320,721
			(5,179,279	)b
			(982,575	)f

Receivables, net	1,145,522	-	-		1,145,522
Inventory	1,134,490	-	-		1,134,490
Other	42,026	-	-		42,026

Total Current Assets	3,304,613	-	(661,854)		2,642,759

Property, plant and equipment, net	53,601	1,126	-		54,727

Investment in subsidiary	-	-	4,469,451	b	-
			577,080	c
			2,000,000	e
			(7,046,531	)g

Deposits	21,996	-	-		21,996
Goodwill and other intangibles, net	-	-	5,742,089	g	5,742,089

Total Assets	$3,380,210	$1,126	$5,080,235		$8,461,571

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$486,778	$2,321	$-		$489,099
Accrued liabilities	152,128	1,715	-		153,843
Due to related party	-	2,879	-		2,879
Current portion of long-term debt	-	-	1,000,000	e	1,000,000
Customer deposits	436,862	-	-		436,862
Dividend payable	-	-	17,425	f	17,425
Estimated derivative liability	-	-	770,000h		770,000
Total Current Liabilities	1,075,768	6,915	1,787,425		2,870,108

Long-term debt , less current portion	-	-	1,000,000	e	1,000,000

Stockholders' Equity:
Common stock	780	58	220	a	313
			58	c
			(23	)d
			(780	)g

Additional paid-in capital	2,313,095	73,009	5,499,780	a	5,150,006
			(709,828	)b
			1,057,022	c
			23	d
			(770,000	)h
			(2,313,095	)g

Donated capital		18,600			18,600
Accumulated deficit	(9,433)	(97,456)	(1,000,000	)f	(577,456)
			1,009,433	g
			(480,000	)c

Total Stockholders' Equity	2,304,442	(5,789)	2,292,810		4,591,463

Total Liabilities and Stockholders' Equity	$3,380,210	$1,126	$5,080,235		$8,461,571

The Company acquired Chatsworth Data Corporation on August 7, 2006. The acquisition has been accounted for as a purchase. Assets acquired and liabilities assumed were recorded at their fair values at the date of purchase. The total preliminary purchase price is $7,046,531 including transaction costs and is comprised of the following:

Cash consideration	$4,000,000
Notes issued	2,000,000
Transaction costs	469,451
Stock issued in connection with acquisition	480,000
Stock issued to selling shareholders	60,000
Warrants issued in connection with acquisition	37,080

Total preliminary purchase price	$7,046,531

In accordance with SFAS No. 141, the preliminary purchase price will be allocated to Chatsworth’s net tangible and intangible assets based on their estimated fair value as of date of the closing of the transaction. The Company is in the process of securing an independent valuation of the intangible assets which will be included in a subsequent filing of Form 10KSB. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows:

Reconciliation of Purchase Price

July 31, 2006

Assets:
Cash and cash equivalents	$0
Receivables, net	1,145,522
Inventory	1,134,490
Other	42,026
Property, plant and equipment, net	53,601
Restricted deposits	21,996
Goodwill and other intangibles, net	5,742,089
Total Assets	8,139,724

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	486,778
Accrued liabilities	152,128
Customer deposits	436,862
Dividend payable	17,425
Total Liabilities	1,093,193

Purchase price	$7,046,531

The preliminary allocation of the purchase price was based upon a preliminary valuation, and the excess of the purchase price over the fair market value of the tangible assets has been allocated to goodwill. The estimates and assumptions are subject to change upon the finalization of the valuation.

The columns above reflect the historical balance sheet of the respective companies. Certain reclassifications have been made to present them on a consistent basis.

Balance Sheet Adjustments:

(a)	To reflect gross cash proceeds received from the sale of the company’s common stock.

(b)
To reflect cash expenditures to the sellers for the acquisition of Chatsworth Data Corporation’s common stock of $4,000,000 and expenditures of $469,451 in costs related to the acquisition. To reflect cash expenditures of $709,828 representing the costs incurred in issuing the Company’s common stock.

(c)
To reflect the issuance of common stock and warrants issued in connection with the acquisition of Chatsworth Data Corporation’s common stock of $577,080 and to reflect the issuance of common stock and warrants in connection with the sale of the Company’s common stock. To reflect the issuance of the Company’s common stock in connection with the execution of a consulting agreement.

(d)	To reflect the cancellation of certain shares of the Company’s common stock.

(e)	To reflect the issuance of notes payable to the selling shareholders in connection with the acquisition of Chatsworth Data Corporation’s common stock.

(f)
To reflect cash withdrawn by Chatsworth shareholders prior to closing. In July the selling shareholders received a cash distribution of $1,000,000. The amount, $982,575, represented available cash. The remaining liability has been accrued as a liability.

(g)	To reflect the consolidation of Adera and Chatsworth, record the goodwill and to eliminate the historical equity of Chatsworth.

(h)	To reflect derivative liability for warrants.

Adera Mines Limited
Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended January 31, 2006

	Historical	Historical	Pro Forma		Pro Forma
(dollars, except per share data)	Chatsworth	Adera Mines	Adjustments		Consolidated
			(unaudited)		(unaudited)
Revenue	$5,561,583	$0	$0		$5,561,583

Cost of sales	4,358,142	-	-		4,358,142

Depreciation and amortization	23,543	265	-		23,808

Selling, general and administrative expenses	619,266	49,514	480,000	c	1,148,780

Total costs and expenses	5,000,951	49,779	480,000		5,530,730

Operating Income (Loss)	560,632	(49,779)	(480,000)		30,853

Other Income (Expense):

Rental income	29,432	-	-		29,432
Interest income	15,199	-	-		15,199
Interest expense	-	-	(85,420	)a	(85,420)
Gain on sale of building	2,934,331	-	-		2,934,331
Other, net	366	-	-		366

Total other income (expense)	2,979,328	0	(85,420)		2,893,908

Income (loss) from operations before income tax	3,539,960	(49,779)	(565,420)		2,924,761

Income tax expense	54,561	-	1,110,371	b	1,164,932

Net income (loss)	$3,485,399	($49,779)	($1,675,791)		$1,759,829

Weighted average shares outstanding		5,638,000	25,612,000	e	31,250,000

Basic and diluted net income per common share					$0.06

There are 12,000,000 warrants issued at a exercise price of $.30 per share which is greater than the value of the shares into which they are convertible. There are 3,500,000 fully vested options to purchase common stock at $.30 per share which is greater than the value of the shares into which they are convertible. In addition, there are 103,000 warrants outstanding at an exercise price of $.01 per share. These warrants do not change the basic net income per share when considered in the computation.

Adera Mines Limited
Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended July 31, 2006

	Historical	Historical	Pro Forma		Pro Forma
(dollars, except per share data)	Chatsworth	Adera Mines	Adjustments		Consolidated
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Revenue	$4,027,302	$-	$-		$4,027,302

Cost of sales	3,082,696	-	-		3,082,696

Depreciation and amortization	12,304	198	-		12,502

Selling, general and administrative	466,864	14,917	-		481,781

Total costs and expenses	3,561,864	15,115	-		3,576,979

Operating Income (Loss)	465,438	(15,115)	-		450,323

Other Income (Expense):

Interest income	9,238	-	-		9,238
Interest expense	-	-	(42,710	)a	(42,710)
Other, net	16	-	-		16

Total other income (expense)	9,254	0	(42,710)		(33,456)

Income from operations before income tax	474,692	(15,115)	(42,710)		416,867

Income tax expense	7,120	-	158,912	b	166,032

Net Income (Loss)	$467,572	($15,115)	($201,622)		$250,835

Weighted average shares outstanding		5,638,000	25,612,000	e	31,250,000

Basic and diluted net income per common share					$0.01

There are 12,000,000 warrants issued at a exercise price of $.30 per share which is greater than the value of the shares into which they are convertible. There are 3,500,000 fully vested options to purchase common stock at $.30 per share which is greater than the value of the shares into which they are convertible. In addition, there are 103,000 warrants outstanding at an exercise price of $.01 per share. These warrants do not change the basic net income per share when considered in the computation.

These columns reflect the historical statements of operations of the respective companies. Certain reclassifications have been made to present them on a consistent basis.

Statement of Operations Adjustments

(a)
Record interest expense attributable to the note issued as part of the purchase consideration. The interest rate on the note is fixed at the annual Libor rate plus 1 percent. (Annual Libor +1%) on the day of execution. The effective interest rate at January 1, 2005 was 4.271%.

(b)
Record income tax expense for both state and federal taxes at an effective tax rate of 39.83%. Since Chatsworth was structured as a subchapter S Corporation, the shareholders and not the entity were assessed income taxes. (Chatsworth, as a subchapter S Corporation, paid only a minimal California tax)

(c)	To record expense for issuing 2,000,000 shares of the Company’s common stock issued in connection with the execution of a consulting agreement.

(d)
Amortization of intangible assets. The Company has preliminarily allocated the excess of the purchase price over the fair market value of the tangible assets acquired to goodwill. The Company has not yet had time to analyze the fair market value of the intangible assets acquired. Once the analysis is completed, it is possible that the proforma results will change based upon the reallocation of the purchase price.

(e)	Weighted average shares outstanding assumes issuance of shares issued in connection with the acquisition had been issued at the beginning of the period and excludes any options whose exercise price exceeds market price.

CHATSWORTH DATA CORPORATION

FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

CHASTWORTH DATA CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-26

BALANCE SHEETS AS OF DECEMBER 31, 2005 AND 2004	F-27

STATEMENTS OF INCOME AND ACCUMULATED DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004	F-28

STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2005 AND 2004	F-29

NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2005 AND 2004	F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Chatsworth Data Corporation

We have audited the accompanying balance sheets of Chatsworth Data Corporation as of December 31, 2005 and 2004, and the related statements of income and (accumulated deficit) and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chatsworth Data Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

WEINBERG & COMPANY, P.A.

Los Angeles, California
June 21, 2006

CHATSWORTH DATA CORPORATION
BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

ASSETS

	2005	2004
Current Assets
Cash	$859,460	$561,644
Accounts receivable, net of $33,051 and $28,575
allowance for doubtful accounts	727,895	487,744
Inventory	949,267	815,350
Prepaid expenses	34,600	43,449
Total current assets	2,571,222	1,908,187

Property and equipment, net	64,026	217,803

Deposits	21,996	-

Total assets	$2,657,244	$2,125,990

LIABILITIES AND STOCKHOLDERS' EQUITY

	2005	2004
Current Liabilities
Accounts payable	$326,940	$199,347
Accrued expenses	123,825	120,832
Customer deposits	23,584	19,947
Income taxes payable	46,025	-
Total current liabilities	520,374	340,126

Commitments & Contingencies

Stockholders' Equity
Common stock, $1 par value, 1,000 shares authorized,
780 shares issued and outstanding	780	780
Additional paid-in capital	2,313,095	2,313,095
Accumulated deficit	(177,005)	(528,011)

Total stockholders' equity	2,136,870	1,785,864

Total liabilities and stockholders' equity	$2,657,244	$2,125,990

The accompanying notes are an integral part of these financial statements.

CHATSWORTH DATA CORPORATION
STATEMENTS OF INCOME AND ACCUMULATED DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Revenues	$5,561,583	$5,742,135

Cost of sales	4,381,685	4,480,950

Gross profit	1,179,898	1,261,185

Selling, general and administrative expenses	619,266	1,165,149

Income from operations	560,632	96,036

Other income
Rental income	29,432	77,983
Deposit forfeiture by customer	-	62,256
Gain on sale of land and building	2,934,331	-
Miscellaneous Income	366	3,503
Interest income	15,199	2,630
Total other income	2,979,328	146,372

Income before income taxes	3,539,960	242,408

Provision for income taxes	54,561	2,904

Net Income	3,485,399	239,504

Accumulated deficit at beginning of year	(528,011)	(24,118)
Cash distributions to stockholders	(3,134,393)	(743,397)

Accumulated deficit at end of year	($ 177,005)	($ 528,011)

The accompanying notes are an integral part of these financial statements.

CHATSWORTH DATA CORPORATION
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Operating Activities:
Net income	$3,485,399	$239,504
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	23,543	29,338
Gain on sale of land and building	(2,934,331)	-
Change in operating assets and liabilities:
Accounts receivable	(240,151)	463,650
Inventory	(133,917)	(11,562)
Deposits	(21,996)	-
Prepaid expenses	8,849	(5,285)
Accounts payable	127,593	(34,936)
Accrued liabilities	2,993	(6,196)
Income taxes payable	46,025	(10,619)
Customer deposits	3,637	(215,903)

Net cash provided by operating activities	367,644	447,991

Investing Activities:
Proceeds from sale of land and building	3,099,595	-
Acquisition of equipment	(35,030)	(37,568)

Net cash provided by (used in) investing activities	3,064,565	(37,568)

Financing Activities:
Distributions to stockholders	(3,134,393)	(743,397)

Increase (decrease) in cash and cash equivalents	297,816	(332,974)

Cash and cash equivalents - Beginning of the year	561,644	894,618

Cash and cash equivalents - End of the year	$859,460	$561,644

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$-	$-
Income taxes	$-	$22,372

The accompanying notes are an integral part of these financial statements.

CHATSWORTH DATA CORPORATION
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Chatsworth Data Corporation (the Company) was incorporated in California in 1969. The Company manufactures equipment for optical readers and read heads, impact recorders and indicators, and cable test equipment. The Company conducts the operations from one location located in Chatsworth, California.

From time to time as cash builds up in the business or unusual transaction occur as the sale of the company’s building. On these occasions, the shareholders declare distributions. These distributions are necessary in part to fund income tax due on the corporation’s income since it is taxed on the individual shareholder’s tax returns and part as returns on their past investments.

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Shipping and Handling Fees and Costs

Shipping and handling fees and costs billed to customers are included in net sales, and the actual costs incurred by the Company are included in cost of sales. Shipping and handling costs are charged to expense as incurred. Total shipping and handling costs of $ 17,828 and $ 6,686 are included in cost of goods sold for the years ended December 31, 2005 and 2004, respectively.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, cash is defined as cash deposits and cash equivalents are defined as highly liquid investments purchased with a maturity date of three months or less.

Accounts Receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality and payment history of the customer.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined principally by the average cost method.

Fair Value of Financial Instruments

The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payables, accrued liabilities, and customer deposits approximate fair values due to the short-term maturity of the instruments.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

Comprehensive income (loss)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company has no items of other comprehensive income (loss) for the years ended December 31, 2005 and 2004.

Property and Equipment

Property and equipment are stated at cost. The cost of property and equipment is depreciated on the straight-line and accelerated methods over the following estimated useful lives:

Building and improvements	25 - 31 Years
Machinery and equipment	5 - 7 Years
Furniture and fixtures	5 - 7 Years

Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income tax has been included in these financial statements.

The State of California has adopted the S Corporation election. However, a 1½% tax is required to be paid by the Company. This provision for tax is based on the income reported in the financial statements.

Concentration of credit risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of unsecured trade accounts receivable.

The company maintains cash balances at two banks. Cash accounts at each bank are insured by the FDIC for up to $100,000. At December 31, 2005 and 2004 the Company’s cash balance in excess of insured limits totaled $769,995 and $477,303 respectively.

Major Customers and Foreign Revenue

In 2005, the Company had two major customers, which accounted for 13% and 10% of its total sales. The amount due from these customers included in trade accounts receivable as of December 31, 2005 was $97,030 and zero, respectively. In 2004, the Company had two major customers, which accounted for 18% and 11% of its total sales. The amount due from these customers included in trade accounts receivable as of December 31, 2004 was zero and $148,240, respectively.

For the year ended December 31, 2005, foreign revenue comprised approximately 42% of the Company’s total revenues. Revenues from Asia and Europe comprised approximately 18% and 14% of the Company’s total revenues, respectively. For the year ended December 31, 2004, foreign revenue comprised approximately 24% of the Company’s total revenues. Revenues from Asia and Europe comprised approximately 7% and 8% of the Company’s total revenues, respectively.

Recent Accounting Pronouncements and Developments

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123 (R), "Share-Based Payment" ("SFAS 123(R)"). SFAS No. 123 (R) revises SFAS 123, "Accounting for Stock-Based Compensation" and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." In general, the accounting required by SFAS 123R is similar to that of SFAS No. 123. However, SFAS No. 123 gave companies a choice to either recognize the fair value of stock options in their income statements or disclose the pro forma income statement effect of the fair value of stock options in the notes to the financial statements. SFAS 123R eliminates that choice and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the option vesting period. During the first quarter of 2006, the Company will adopt SFAS No. 123R. The adoption of SFAS No. 123R will not have any impact on the Company’s financial statement presentation or disclosures.

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs — An Amendment of ARB No. 43, Chapter 4” (SFAS No. 151). SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed and production facilities overhead to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 151 effective January 1, 2006. The adoption of SFAS No. 151 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions”, to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS No. 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 153 effective January 1, 2006. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - (an Amendment of APB Opinion No. 28)” and provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, and provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. Retrospective application is the application of a different accounting principle to a prior accounting period as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. SFAS No. 154 also addresses the reporting of the correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005. Accordingly, the Company will adopt the provisions of SFAS No. 154 effective January 1, 2006. The adoption of SFAS No. 154 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

NOTE 2 - INVENTORIES

Inventory consists of the following:

	2005	2004

Raw materials	$577,891	$468,469
Work in process	130,989	229,376
Finished goods	240,387	117,505
	$949,267	$815,350

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	2005	2004

Land	$-	$73,370
Building and improvements	21,200	542,205
Machinery and equipment	423,344	429,170
Furniture and fixtures	305,887	306,463
	750,431	1,351,208
Less accumulated depreciation	686,405	1,133,405

	$64,026	$217,803

Depreciation expense for the years ended December 31, 2005 and 2004 was $23,543 and $29,338 respectively.

On August 17, 2005, the Company sold its land and building, a 29,000 square foot structure located on 1.3 acres of land in Chatsworth, California (the Property) to an unrelated third party for $3,292,800. The book value of the Property at August 17, 2005 was $168,111 and costs of sale were $190,358, resulting in a gain of $2,934,331. Also on the same date the Company entered into a sublease agreement to lease approximately 14,500 square feet of the Property from an unrelated third party who leased the entire Property from the new owner. The sublease calls for minimum lease payments of $9,996 per month, or $119,952 per year, and expires in August 2008.

The Company determined it relinquished substantially all of the use of the Property and retained only a minor portion of such use because the present value of rental for the leaseback represented less than 10 percent of the fair value of the Property when sold. Accordingly, the gain on the sale portion of the transaction was recognized in its entirety.

The lease portion of the transaction was classified as an operating lease. The sublease is personally guaranteed by the Company’s stockholders.

The minimum noncancelable future lease payments are as follows:

For the year ending December 31,
2006	$119,952
2007	119,952
2008	79,968
$319,872

NOTE 4 - INCOME TAXES

The components of income tax expense and income tax payable (prepaid) are as follows:

	2005	2004

Provision for state income tax	$54,561	$2,904
Less tax payments	8,536	11,419
Income tax payable (prepaid expenses)	$46,025	($ 8,515)

The Company has elected S Corporation status for federal and California income tax purposes. Therefore, there is no corporate federal income tax obligation and the state income tax is computed using the California S Corporate rate of 1.5%.

NOTE 5 - 401(k) PROFIT SHARING PLAN & TRUST

The Company implemented a 401(k) Profit Sharing Plan & Trust during the year ended December 31, 1996, whereby eligible employees may voluntarily contribute a percentage of compensation. Eligible employees are considered those employees who were employed as of August 15, 1996 or those who have completed six months of service. The company matches a portion of the employees’ salary reduction contribution. This percentage is a discretionary amount, which will be determined each year. Total Company contributions for the years ended December 31, 2005 and 2004 were $42,179 and $46,158 respectively.

NOTE 6 - SHAREHOLDER SALARIES AND DISTRIBUTIONS

Cost of sales and selling, general and administrative expenses for the years ended December 31, 2005 and 2004, include salaries of $638,040 and $1,150,310, respectively, which were paid to four individuals who were the shareholders and executive managers of the Company. For the years ended December 31, 2005 and 2004, distributions of $3,134,393 and $743,397, respectively, were paid to the same individuals.

NOTE 7 - SUBSEQUENT EVENT

In October 2005 the Company’s stockholders entered into a Letter of Intent to sell their stock in the Company to a newly formed holding company, Adera Mines Limited (Adera).  The Letter of Intent, originally set to expire on November 4, 2005, was extended. The Company’s shareholders are in the process of completing a Purchase Agreement whereby Adera will purchase all of the outstanding shares of the Company for approximately $4,000,000 cash, the issuance of a note in the face amount of $2,000,000, and 250,000 shares of Adera stock. In addition the Company will distribute $1,000,000 as a dividend to the stockholders prior to the purchase. The Purchase Agreement is expected to be completed in August, 2006.

CHATSWORTH DATA CORPORATION

UNAUDITED CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2006 AND FOR THE SIX MONTHS ENDED
JUNE 30, 2006 AND 2005

CHASTWORTH DATA CORPORATION

CONDENSED BALANCE SHEET AS OF JUNE 30, 2006 (UNAUDITED)	F-37

CONDENSED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)	F-38

CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED
JUNE 30, 2006 AND 2005 (UNAUDITED)	F-30

NOTES TO CONDENSED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 2006 AND 2005 (UNAUDITED)	F-40

CHATSWORTH DATA CORPORATION
CONDENSED BALANCE SHEET
AS OF JUNE 30, 2006 (UNAUDITED)

ASSETS

June 30, 2006
Current Assets
Cash	$982,575
Accounts receivable, net of $23,023
allowance for doubtful accounts	1,145,522
Inventory	1,134,490
Prepaid expenses	42,026
Total current assets	3,304,613

Property and equipment, net of $696,209 accumulated depreciation	53,601

Deposits	21,996

Total assets	$3,380,210

LIABILITIES AND STOCKHOLDERS' EQUITY

June 30, 2006
Current Liabilities
Accounts payable	$486,778
Accrued expenses	152,128
Customer deposits	436,862
Total current liabilities	1,075,768

Commitments & Contingencies

Stockholders' Equity
Common stock, $1 par value, 1,000 shares authorized,
780 shares issued and outstanding	780
Additional paid-in capital	2,313,095
Accumulated deficit	(9,433)

Total stockholders' equity	2,304,442

Total liabilities and stockholders' equity	$3,380,210

The accompanying notes are an integral part of these condensed financial statements.

CHATSWORTH DATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)

	2006	2005

Revenues	$4,027,302	$2,633,133

Cost of sales	3,095,000	2,072,964

Gross profit	932,302	560,169

Selling, general and administrative expenses	466,864	869,114

Income (Loss) from operations	465,438	(308,945)

Other income
Rental income	-	29,432
Miscellaneous Income	16	100
Interest income	9,238	5,926
Total other income	9,254	35,458

Income (Loss) before income taxes	474,692	(273,487)

Provision for state income taxes	7,120	-

Net Income (Loss)	467,572	(273,487)

Accumulated deficit, January 1,	(177,005)	(528,011)
Cash distributions to stockholders	(300,000)	(148,000)

Accumulated deficit, June 30,	($9,433)	($949,498)

The accompanying notes are an integral part of these condensed financial statements.

CHATSWORTH DATA CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)

	2006	2005
Operating Activities:
Net income (loss)	$467,572	($ 273,487)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	12,304	12,462
Change in operating assets and liabilities:
Accounts receivable	(417,626)	15,982
Inventory	(185,223)	(48,468)
Prepaid expenses	(7,426)	8,134
Accounts payable	159,838	11,273
Accrued expenses	28,303	557,084
Income taxes payable	(46,025)	-
Customer deposits	413,278	7,903

Net cash provided by operating activities	424,995	290,883

Investing Activities:
Acquisition of equipment	(1,880)	(3,054)

Net cash used in investing activities	(1,880)	(3,054)

Financing Activities:
Distributions to stockholders	(300,000)	(148,000)

Net cash used in financing activities	(300,000)	(148,000)

Increase in cash and cash equivalents	123,115	139,829

Cash and cash equivalents - Beginning of the period	859,460	561,644

Cash and cash equivalents - End of the period	$982,575	$701,473

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	-	-
Income taxes	$26,325	-

The accompanying notes are an integral part of these condensed financial statements.

CHATSWORTH DATA CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2006 (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of Chatsworth Data Corporation (the “Company”) have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company's year end audited financial statements and related footnotes included in the Adera Mines Limited Form 8-K dated August 11, 2006 filed with the SEC. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of June 30, 2006, and the statements of its operations and accumulated deficit and cash flows for the six month periods ended June 30, 2006 and 2005 have been included. The results of operations for interim periods may not be indicative of the results which may be realized for the full year.

Business Activity

The Company was incorporated in California in 1969. The Company manufactures equipment for optical readers and read heads, impact recorders and indicators, and cable test equipment. The Company conducts the operations from one location located in Chatsworth, California.

From time to time as cash builds up in the business or unusual transactions occur, like the recent sale of the Company’s building, the shareholders declare distributions. These distributions are necessary in part to fund income tax due on the corporation’s income since it is taxed on the individual stockholder’s tax returns and part as returns on their past investments.

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

Inventory

The Company uses a gross profit method to estimate cost of sales and inventory for interim periods based on historical results and other factors, such as sales mix and purchasing trends, affecting cost of sales during the current reporting periods.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

Comprehensive income (loss)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company has no items of other comprehensive income (loss) for the six months ended June 30, 2006 and 2005.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of unsecured trade accounts receivable.

The Company maintains cash balances at two banks. Cash accounts at each bank are insured by the FDIC for up to $100,000. At June 30, 2006 the Company’s cash balance in excess of insured limits totaled $954,237.

Major Customers and Foreign Revenue

For the six month period ended June 30, 2006, the Company had two major customers, which accounted for 25% and 11% of its total sales. The amount due from these two customers included in trade accounts receivable as of June 30, 2006 was $569,358 and $227,506, respectively. For the six month period ended June 30, 2005, the Company had two major customers, which accounted for 19% and 9% of its total sales. The amount due from these customers included in trade accounts receivable as of June 30, 2005 was $670 and $176,828, respectively.

For the six months ended June 30, 2006, foreign revenue comprised approximately 35% of the Company’s total revenues. Revenues from Asia and Europe comprised approximately 17% and 9% of the Company’s total revenues, respectively. For the six month period ended June 30, 2005, foreign revenue comprised approximately 46% of the Company’s total revenues. Revenues from Asia and Europe comprised approximately 8% and 27% of the Company’s total revenues, respectively.

Recent Accounting Pronouncements and Developments

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - (an Amendment of APB Opinion No. 28)” and provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, and provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. Retrospective application is the application of a different accounting principle to a prior accounting period as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. SFAS No. 154 also addresses the reporting of the correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005. The Company adopted the provisions of SFAS No. 154 effective January 1, 2006.

NOTE 2 - INVENTORY

Inventory consists of the following:

June 30, 2006
(Unaudited)
Raw materials	$763,114
Work in process	130,989
Finished goods	240,387
$1,134,490

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

June 30, 2006
(Unaudited)
Building and improvements	$21,200
Machinery and equipment	422,506
Furniture and fixtures	306,104
749,810
Less accumulated depreciation	696,209

$53,601

Depreciation expense for the six months ended June 30, 2006 and 2005 was $12,304 and $ 12,462, respectively.

NOTE 4 - INCOME TAXES

The components of income tax expense and income tax payable (prepaid) are as follows:

June 30, 2006
(Unaudited)
Provision for state income tax	$7,120
Less tax payments	(27,300)
Prepaid income tax (prepaid expenses)	$(20,180)

The Company has elected S Corporation status for federal and California income tax purposes. Therefore, there is no corporate federal income tax obligation and the state income tax is computed using the California S Corporate rate of 1.5%.

NOTE 5 - STOCKHOLDER SALARIES AND DISTRIBUTIONS

Cost of sales and selling, general and administrative expenses for the six months ended June 30, 2006 and 2005 include salaries of $319,020 and $865,020, respectively, which were paid to four individuals who were the shareholders and executive managers of the Company. For the six months ended June 30, 2006 and 2005, distributions of $300,000 and $148,000, respectively, were paid to the same individuals.

NOTE 6 - SUBSEQUENT EVENT

Effective August 7, 2006, Adera Mines Limited (“Adera”) purchased all of outstanding stock of the Company pursuant to a Purchase Agreement (the “Purchase Agreement”) by and between Adera and the Company’s shareholders for approximately Four Million Dollars ($4,000,000) cash, the issuance of Two Hundred Fifty Thousand (250,000) shares valued at approximately $60,000, and issuance of a note in the face amount of Two Million Dollars ($2,000,000) due $1,000,000 in twelve months and $1,000,000 in 24 months. In addition, the Company distributed approximately $1,000,000 as a dividend to the stockholders prior to the purchase.

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s By-Laws and Nevada Revised Statutes, Chapter 78 provide for limitation of liability and/or indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. The Company may purchase or maintain insurance or make other financial arrangements on behalf of any person who is or was a Director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise asserted against him in his capacity as Director, officer, employee or agent, or arising of his status as such, whether or not the Company has the authority to indemnify him against such liability or expense.

The Company shall indemnify all of its officers and Directors, past, present, and future against any and all expenses incurred by them, and each of them, including but not limited to, legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action or administrative proceeding brought against them for any act or omission alleged to have been committed while acting within the scope of their duties as officers or Directors of the Company. The expenses of officers and Directors incurred and in advance of final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the officer or Director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by the Company. Such right of indemnification shall not be exclusive of any other rights of indemnification, which the officers and Directors may have or hereafter acquire. Without limitation of the foregoing, the Board of Directors may adopt by-laws from time to time to provide the fullest indemnification permitted.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount

SEC registration fee	$2,320
Printing fees	5,000	*
Legal fees	40,000	*
Accounting fees and expenses	20,000	*
Miscellaneous	10,000	*
Total	$77,320	*

*ESTIMATES

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Pursuant to a stock purchase agreement, the Company issued 22,000,000 shares of the Company’s common stock and 11,000,000 warrants to purchase shares of common stock exercisable at $.30 per share in August 2007 for total consideration of $5.5 million. The issuance of securities to these investors was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of the investors which included, in pertinent part, that such shareholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each person understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

We issued a total of 250,000 shares to the former shareholders of CDC valued at $60,000.

Pursuant to a consulting agreement, we issued 2,000,000 shares and 2,000,000 options to purchase common stock at $0.30 per share to our Chairman of the Board of Directors for services valued at $500,000 ($480,000 for shares and $20,000 for options).

Pursuant to a services agreement, we issued a warrant to purchase 1,000,000 shares at $0.30 per share valued at $10,000.

Pursuant to a service agreement we issued 300,000 shares and a warrant to purchase 103,000 shares at $0.01 per share valued at $3,000.

Pursuant to a service agreement we issued 1,500,000 shares valued at $360,000.

Pursuant to a services agreement, we issued 1,700,000 shares valued at $408,000.

ITEM 27. INDEX TO EXHIBITS.

Exhibit Number	Description

3.1	Articles of Incorporation of Registrant as filed with the State of Nevada (2)
3.2	Restated Bylaws of Registrant (3)
4.1	Form of Investor Warrant (3)
4.2	Form of Consultant Warrant (3)
5.1	Opinion of Richardson & Patel, LLP (*)
10.1	Form of Common Stock and Warrant Purchase Agreement by and between Registrant and investors dated July 31, 2006. (3)
10.2	Form of Investor Rights Agreement by and between Registrant and investors dated July 31, 2006 (3)
10.3	Employment Agreement by and between Registrant and J. Stewart Asbury III dated July 31, 2006 (3)
10.4	Consulting Agreement by and between Registrant and Sidney Anderson dated July 31, 2006 (3)
10.5	Form of Promissory Note issued to CDC stockholders (3)
10.6	Consulting Agreement by and between Registrant and Clayton Woodrum (3)
10.7	Stock Acquisition Agreement for shares of CDC (3)
10.8	Consulting Agreement with Eurocatylst (3)
10.9	Consulting Agreement with Cypress (3)
10.10	2006 Equity Incentive Plan (1)
10.11	Non-Employee Director Compensation Plan (1)
10.12	Form of Director and Officer Indemnification Agreement (1)
23.1	Consent of Weinberg & Company, P.A. (1)
23.2	Consent of Manning Elliott, LLP (1)
23.3	Consent of Richardson & Patel, LLP (See Exhibit 5.1)
_______________
(1) Filed herewith.
(2) Incorporated by reference to Registrant’s filing of a registration statement on Form SB-2 on March 12, 2004.
(3) Incorporated by reference to Registrant’s filing of Report on Form 8-K dated August 11, 2006.
* To be filed by amendment.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on October 5, 2006.

ADERA MINES LIMITED

By:	/s/ J. Stewart Asbury III
J. Stewart Asbury III, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. Stewart Asbury III and Sidney L. Anderson as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date
/s/ J. Stewart Asbury III J. Stewart Asbury III	President, Chief Executive Officer and Director(Principal Executive Officer)	October 5, 2006

/s/ Clayton E. Woodrum Clayton E. Woodrum	Chief Financial Officer (Principal Financial and Accounting Officer)	October 5, 2006

/s/ Sidney L. Anderson Sidney L. Anderson	Chairman of the Board and Executive Director	October 5, 2006

/s/ Gregory A. Nihon Gregory A. Nihon	Director	October 5, 2006

/s/ Kerry Stirton Kerry Stirton	Director	October 5, 2006

/s/ Iain Drummond Iain Drummond	Director	October 5, 2006